    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 1996


                                                      REGISTRATION NO. 333-06953
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ---------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                       PAREXEL INTERNATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

         MASSACHUSETTS                      8731                        04-2776269
 (State or other Jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
      of Incorporation or        Classification Code Number)      Identification Number)
          Organization)

                             ---------------------
                                195 WEST STREET
                          WALTHAM, MASSACHUSETTS 02154
                                 (617) 487-9900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            JOSEF H. VON RICKENBACH
                PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN
                       PAREXEL INTERNATIONAL CORPORATION
                                195 WEST STREET
                          WALTHAM, MASSACHUSETTS 02154
                                 (617) 487-9900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:

                            WILLIAM J. SCHNOOR, JR.
                                HEATHER M. STONE
                        TESTA, HURWITZ & THIBEAULT, LLP
                               HIGH STREET TOWER
                                125 HIGH STREET
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 248-7000
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------
    TITLE OF EACH CLASS OF            PROPOSED MAXIMUM                   AMOUNT OF
  SECURITIES TO BE REGISTERED    AGGREGATE OFFERING PRICE(1)         REGISTRATION FEE
- ---------------------------------------------------------------------------------------------
Common Stock, $.01 par value...           $2,549,708                      $880(2)
- ---------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(o).

(2) Previously paid.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED AUGUST 22, 1996

PROSPECTUS

                                 56,818 SHARES

                             LOGO
                                  COMMON STOCK

     This Prospectus relates to resale of 56,818 shares of Common Stock, $.01 par value per share (the "Common Stock") of PAREXEL International Corporation ("PAREXEL" or the "Company") which may be offered hereby from time to time by any or all of the selling stockholders named herein (collectively, the "Selling Stockholders"). See "Selling Stockholders" and "Plan of Distribution." The Company will not receive any of the proceeds from the resale of the shares by the Selling Stockholders.

     On May 26, 1996, the Company entered into a stock purchase agreement with the stockholders of Sitebase Clinical Systems, Inc. ("Sitebase") pursuant to which the Company purchased all outstanding shares of capital stock of Sitebase with shares of Common Stock of the Company. The shares of Common Stock offered hereby by the Selling Stockholders were acquired by such stockholders upon the closing of the acquisition of Sitebase. In connection with the issuance of the shares of Common Stock to the stockholders of Sitebase, each stockholder of Sitebase agreed not to sell or otherwise transfer such shares until the expiration of the pooling lockup period referred to herein, which is currently expected to expire in August 1996. See "Selling Stockholders."


     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "PRXL." The last sale price for the Common Stock on August 20, 1996, as reported on the Nasdaq National Market, was $50.25 per share. See "Price Range of Common Stock and Dividend Policy."


     SEE "RISK FACTORS" ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              THE DATE OF THIS PROSPECTUS IS                , 1996

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The Registration Statement, including the exhibits and schedules thereto, as well as the Company's periodic reports, proxy statements and other information, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained upon payment of the prescribed fees from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     PAREXEL is a registered service mark of the Company.

- -------------------------------------------------------------------------------
                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including Risk Factors and Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains certain "forward-looking" information, as that term is defined by (i) the Private Securities Litigation Reform Act of 1995 (the "Act") and (ii) releases made by the Securities and Exchange Commission. Such information involves risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY

     PAREXEL International Corporation ("PAREXEL" or the "Company") is a leading contract research organization ("CRO"), providing clinical research and development services to the worldwide pharmaceutical and biotechnology industries. The Company believes it is the fourth largest CRO, based on estimated annual net revenue, and one of only a few CROs capable of providing a full range of clinical services on a global basis. The Company complements the research and development departments of pharmaceutical and biotechnology companies by offering high quality clinical research services to the client and reducing drug development time and cost. In addition, the Company's integrated services and extensive information technology capabilities, coupled with its broad experience and expertise in global drug development, provide clients with a variable cost alternative to the fixed costs associated with internal drug development. The Company offers a full complement of clinical research and development services, including designing, initiating and monitoring clinical trials, managing and analyzing clinical data and consulting on regulatory affairs.

     PAREXEL's integrated information systems and worldwide network of offices enable the Company to provide high-quality comprehensive services on a global basis. The Company has provided clinical research and development services in North America since 1985, in Europe since 1989, in Japan since May 1995 and in Australia since December 1995.

     The CRO industry derives substantially all of its revenue from the pharmaceutical and biotechnology industries. The Company believes that the following trends will cause the CRO industry to continue to grow: (i) many pharmaceutical companies, in response to margin pressures, are seeking to reduce the high fixed costs associated with peak-load staffing for drug development by relying on a combination of internal resources and CROs; (ii) pharmaceutical and biotechnology companies increasingly are attempting to maximize profits from a given drug by pursuing regulatory approvals in multiple countries in parallel, rather than sequentially, by outsourcing to CROs with global capabilities; (iii) as consolidation in the pharmaceutical industry continues, many pharmaceutical companies aggressively manage costs by reducing jobs and outsourcing to variable-cost CROs in an effort to reduce the fixed costs associated with internal drug development; (iv) as regulatory requirements in many jurisdictions have become more complex, the pharmaceutical and biotechnology industries are increasingly outsourcing to certain CROs to take advantage of their data management expertise and global presence; (v) the worldwide research and development expenditures for new drugs, including amounts spent on services of the type provided by CROs, have experienced substantial growth in recent years as a result of pressures to develop new drugs for an aging population and for the treatment of life threatening diseases and chronic disorders; and (vi) the growth of the biotechnology industry has increased the demand for expertise and services provided by outside sources, including CROs. There can be no assurance, however, that these trends will result in growth in the CRO industry.

     PAREXEL's objective is to maintain and enhance its position as a leading CRO by providing a full range of clinical services on a global basis. The Company addresses all aspects of clinical research and development with a flexible approach that allows its clients to use the Company's services on an individual or bundled basis. The Company believes its expertise in conducting scientifically demanding trials and its ability to coordinate complicated global trials are significant competitive strengths. PAREXEL has recently devoted significant resources to developing a state of the art information system designed to allow the Company to more effectively manage its business operations and deliver services to its clients. The Company will continue to

- -------------------------------------------------------------------------------
invest in improvements in information technology and will consider acquisitions of complementary businesses in order to enhance its competitive position and its level of service.

     Sitebase is a leading provider of remote data entry software and related services to the pharmaceutical and biotechnology industries. Remote data entry software facilitates the collection of clinical trials data on personal computers at investigational sites and the ongoing transmission of such data to trial sponsors for review and manufacturing.

     The Company was incorporated in The Commonwealth of Massachusetts in 1983. Unless the context otherwise requires, the terms "PAREXEL" and "the Company" refer to PAREXEL International Corporation and its subsidiaries. The Company's principal executive offices are located at 195 West Street, Waltham, Massachusetts 02154, and its telephone number is (617) 487-9900.


                              RECENT ACQUISITIONS



     In addition to the acquisition of Sitebase, the Company has recently closed the following acquisitions. On June 28, 1996, the Company acquired all of the outstanding capital stock of Caspard Consultants, a Paris-based biostatistical, data management and consulting company, in exchange for 24,000 shares of Common Stock. The transaction is expected to be treated as a pooling of interests for financial accounting purposes. On August 16, 1996, the Company acquired all of the outstanding capital stock of Lansal Clinical Pharmaceutics Limited, a Tel-Aviv based CRO, in exchange for 24,000 shares of Common Stock. The transaction is expected to be treated as a pooling of interests for financial accounting purposes. On August 22, 1996, the Company acquired all of the outstanding capital stock of State and Federal Associates, Inc., a Washington, D.C. area health care economics and policy consulting firm, in exchange for 475,398 shares of Common Stock. The transaction is expected to be treated as a pooling of interests for financial accounting purposes.


                                  THE OFFERING

     This Prospectus relates to the resale of 56,818 shares of Common Stock of the Company received by the Selling Stockholders on the closing of the acquisition of all outstanding shares of capital stock of Sitebase by the Company. Such shares may be offered hereby from time to time by any or all of the Selling Stockholders. The Company will not receive any of the proceeds from the resale of the shares of Common Stock by the Selling Stockholders.


                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                   NINE MONTHS ENDED
                                           FISCAL YEAR ENDED JUNE 30,                  MARCH 31,
                                ------------------------------------------------   -----------------
                                 1991      1992      1993      1994       1995      1995      1996
                                -------   -------   -------   -------   --------   -------   -------
  STATEMENT OF OPERATIONS
    DATA:
  Net revenue.................  $23,263   $45,407   $54,000   $58,002   $ 58,573   $42,281   $61,096
                                -------   -------   -------   -------   --------   -------   -------
  Costs and expenses:
    Direct costs..............   15,711    29,772    36,106    38,244     42,140    30,803    42,027
    Selling, general and
       administrative.........    5,015    10,164    11,831    13,631     13,294     9,762    13,079
    Depreciation and
       amortization...........    1,251     2,299     2,511     2,435      2,251     1,809     1,649
    Facility and other
       restructuring
       charges................    1,278(1)     --     3,254(2)     --         --        --        --
    Impairment of long-lived
       assets.................       --        --        --        --     11,253(3) 11,253(3)     --
                                -------   -------   -------   -------   --------   -------   -------
            Total costs and
              expenses........   23,255    42,235    53,702    54,310     68,938    53,627    56,755
                                -------   -------   -------   -------   --------   -------   -------
  Income (loss) from
    operations................        8     3,172       298     3,692    (10,365)  (11,346)    4,341
  Other income (expense),
    net.......................      310       138      (520)     (196)        55        --       642
                                -------   -------   -------   -------   --------   -------   -------
  Income (loss) before
    provision for income taxes
    and cumulative effect of
    accounting change.........      318     3,310      (222)    3,496    (10,310)  (11,346)    4,983
                                =======   =======   =======   =======   ========   =======   =======
  Net income (loss)...........     (664)    1,536    (2,157)    2,423    (10,630)  (11,313)    2,995
                                =======   =======   =======   =======   ========   =======   =======
  Net income (loss) per
    share.....................  $ (0.97)  $  0.33   $ (2.97)  $  0.44   $ (12.61)  $(13.44)  $  0.48
                                =======   =======   =======   =======   ========   =======   =======

                                                                                MARCH 31, 1996
                                                                                --------------
  BALANCE SHEET DATA:
  Working capital.............................................................      $53,514
  Total assets................................................................       96,975
  Long-term debt, less current maturities.....................................          682
  Stockholders' equity........................................................       58,475

- ---------------

(1) Represents a domestic facility restructuring charge related to the abandonment of a lease in connection with the relocation of the Company's headquarters.
(2) Represents a charge incurred in connection with a restructuring of operations in Germany because of a decline in net revenue from those operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 of Notes to Consolidated Financial Statements of the Company.
(3) Represents a non-cash charge primarily due to the write-down of intangible assets of the Company's German operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 of Notes to Consolidated Financial Statements of the Company.


                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

LOSS OR DELAY OF LARGE CONTRACTS

     Most of the Company's contracts are terminable upon 60 to 90 days' notice by the client. Clients terminate or delay contracts for a variety of reasons, including, among others, the failure of products being tested to satisfy safety requirements, unexpected or undesired clinical results of the product, the client's decision to forego a particular study, insufficient patient enrollment or investigator recruitment or production problems resulting in shortages of the drug. In addition, the Company believes that several factors, including the potential adverse impact of health care reform, have caused pharmaceutical companies to apply more stringent criteria to the decision to proceed with clinical trials and therefore may result in a greater willingness of these companies to cancel contracts with CROs. The loss or delay of a large contract or the loss or delay of multiple contracts could have a material adverse effect on the financial performance of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

VARIABILITY OF QUARTERLY OPERATING RESULTS

     The Company's quarterly operating results have been subject to variation, and will continue to be subject to variation, depending upon factors such as the initiation and progress of significant projects, exchange rate fluctuations, the mix of services offered, the opening of new offices, the costs associated with integrating acquisitions and the startup costs incurred in connection with the introduction of new products and services. In addition, during the third quarter of fiscal 1993 and 1995, the Company's results of operations were affected by a non-cash restructuring charge and a non-cash write-down due to the impairment of long-lived assets, respectively. See "Risks Associated with Acquisitions." Because a high percentage of the Company's operating costs are relatively fixed, variations in the initiation, completion, delay or loss of contracts, or in the progress of clinical trials can cause material adverse variations in quarterly operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results."

DEPENDENCE ON CERTAIN INDUSTRIES AND CLIENTS

     The Company's revenues are highly dependent on research and development expenditures by the pharmaceutical and biotechnology industries. The Company's operations could be materially and adversely affected by general economic downturns in its clients' industries, the impact of the current trend toward consolidation in these industries or any decrease in research and development expenditures. Furthermore, the Company has benefited to date from the increasing tendency of pharmaceutical and biotechnology companies to outsource large clinical research projects. A reversal or slowing of this trend would have a material adverse effect on the Company.

     The Company believes that concentrations of business in the CRO industry are not uncommon. The Company has experienced such concentration in the past and may experience such concentration in fiscal 1996 and in future years. In the year ended June 30, 1993 two clients accounted for approximately 12.9% and 11.3% of the Company's consolidated net revenue, respectively. No client accounted for 10% or more of consolidated net revenue in fiscal 1994 or 1995 or in the nine months ended March 31, 1996. In fiscal 1993, 1994 and 1995 and the nine months ended March 31, 1996, the Company's top five clients accounted for 44.4%, 29.8%, 25.2% and 26.2%, respectively, of the Company's consolidated net revenue. The loss of business from a significant client could have a material adverse effect on the Company. See "Business -- Industry Trends" and "-- Clients and Marketing."

DEPENDENCE ON GOVERNMENT REGULATION

     The Company's business depends on the comprehensive government regulation of the drug development process. In the United States, the general trend has been in the direction of continued or increased regulation, although the FDA recently announced regulatory changes intended to streamline the approval process for biotechnology products by applying the same standards as are in effect for conventional drugs. In Europe, the general trend has been toward coordination of common standards for clinical testing of new drugs, leading to changes in the various requirements currently imposed by each country. Changes in regulation, including a relaxation in regulatory requirements or the introduction of simplified drug approval procedures, as well as anticipated regulation, could materially and adversely affect the demand for the services offered by the Company. In addition, failure on the part of the Company to comply with applicable regulations could result in the termination of ongoing research or the disqualification of data, either of which could have a material adverse effect on the Company. See "Business -- Industry Overview" and "-- Government Regulation."

POTENTIAL ADVERSE IMPACT OF HEALTH CARE REFORM

     Numerous governments have recently undertaken efforts to control growing health care costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. In the last several years, several comprehensive health care reform proposals were introduced in the U.S. Congress. The intent of the proposals was, generally, to expand health care coverage for the uninsured and reduce the growth of total health care expenditures. While none of the proposals was adopted, health care reform may again be addressed by the U.S. Congress. Implementation of government health care reform may adversely affect research and development expenditures by pharmaceutical and biotechnology companies, resulting in a decrease of the business opportunities available to the Company. Management is unable to predict the likelihood of health care reform proposals being enacted into law or the effect such law would have on the Company. See "Business -- Industry Overview."

     Many European governments have also reviewed or undertaken health care reform. For example, German health care reform legislation (the "Seehofer Gesetz"), which was implemented on January 1, 1993, contributed to an estimated 15% decline in German pharmaceutical industry sales in calendar 1993 and led several clients to cancel contracts with the Company. Subsequent to these events, in the third quarter of fiscal 1993, the Company restructured its German operations and incurred a restructuring charge of approximately $3.3 million. In addition, in the third quarter of fiscal 1995, the Company's results of operations were affected by a non-cash write-down due to the impairment of long-lived assets of PAREXEL GmbH, the Company's German subsidiary, of approximately $11.3 million. The Company cannot predict the impact that any pending or future health care reform proposals may have on the Company's business in Europe. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION; CRO INDUSTRY CONSOLIDATION

     The Company primarily competes against in-house departments of pharmaceutical companies, full service CROs and, to a lesser extent, universities and teaching hospitals. Some of these competitors have substantially greater capital, technical and other resources than the Company. CROs generally compete on the basis of previous experience, medical and scientific expertise in specific therapeutic areas, the quality of contract research, the ability to organize and manage large-scale trials on a global basis, the ability to manage large and complex medical databases, the ability to provide statistical and regulatory services, the ability to recruit investigators, the ability to integrate information technology with systems to improve the efficiency of contract research, an international presence with strategically located facilities, financial viability and price. There can be no assurance that the Company will be able to compete favorably in these areas. See "Business -- Competition."

     The CRO industry is highly fragmented, with participants ranging from several hundred small, limited-service providers to several large, full-service CROs with global operations. The trend toward CRO industry consolidation has resulted in heightened competition among the larger CROs for clients and acquisition candidates. In addition, consolidation within the pharmaceutical industry as well as a trend by pharmaceutical companies of outsourcing among fewer CROs has led to heightened competition for CRO contracts.

RISKS ASSOCIATED WITH ACQUISITIONS

     The Company has made a number of acquisitions and will continue to review future acquisition opportunities. Revenue derived from acquired businesses has contributed significantly to the Company's growth. No assurances can be given that acquisition candidates will continue to be available on terms and conditions acceptable to the Company. Acquisitions involve numerous risks, including, among other things, difficulties and expenses incurred in connection with the acquisitions and the subsequent assimilation of the operations and services or products of the acquired companies, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. Acquisitions of foreign companies also may involve the additional risks of assimilating differences in foreign business practices and overcoming language barriers. In the event that the operations of an acquired business do not live up to expectations, the Company may be required to restructure the acquired business or write-off the value of some or all of the assets of the acquired business. In fiscal 1993 and 1995, the Company's results of operations were materially and adversely affected by write-offs associated with the Company's acquired German operations. There can be no assurance that any acquisition will be successfully integrated into the Company's operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MANAGEMENT OF BUSINESS EXPANSION; NEED FOR IMPROVED SYSTEMS; ASSIMILATION OF FOREIGN OPERATIONS

     The Company's business and operations have experienced substantial expansion over the past 10 years. The Company believes that such expansion places a strain on operational, human and financial resources. In order to manage such expansion, the Company must continue to improve its operating, administrative and information systems, accurately predict its future personnel and resource needs to meet client contract commitments, track the progress of ongoing client projects and attract and retain qualified management, professional, scientific and technical operating personnel. Expansion of foreign operations also may involve the additional risks of assimilating differences in foreign business practices, hiring and retaining qualified personnel, and overcoming language barriers. In the event that the operation of an acquired business does not live up to expectations, the Company may be required to restructure the acquired business or write-off the value of some or all of the assets of the acquired business. In fiscal 1993 and 1995, the Company's results of operations were materially and adversed affected by write-offs associated with the Company's acquired German operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Global Operations." Failure by the Company to meet the demands of and to manage expansion of its business and operations could have a material adverse effect on the Company's business.

DEPENDENCE ON PERSONNEL

     The Company relies on a number of key executives, including Josef H. von Rickenbach, its President, Chief Executive Officer and Chairman, upon whom the Company maintains key man life insurance. Although the Company has entered into agreements containing non-competition restrictions with its senior officers, the Company does not have employment agreements with most of these persons and the loss of the services of any of the Company's key executives could have a material adverse effect on the Company. The Company's performance also depends on its ability to attract and retain qualified professional, scientific and technical operating staff. The level of competition among employers for skilled personnel, particularly those with M.D., Ph.D. or equivalent degrees, is high. There can be no assurance the Company will be able to continue to attract and retain qualified staff. See "Business -- Employees."

POTENTIAL LIABILITY; POSSIBLE INSUFFICIENCY OF INSURANCE

     Clinical research services involve the testing of new drugs on human volunteers pursuant to a study protocol. Such testing involves a risk of liability for personal injury or death to patients due to, among other reasons, possible unforeseen adverse side effects or improper administration of the new drug. Many of these patients are already seriously ill and are at risk of further illness or death. The Company could be materially and adversely affected if it were required to pay damages or incur defense costs in connection with a claim that is outside the scope of an indemnity or insurance coverage, or if the indemnity, although applicable, is not performed in accordance with its terms or if the Company's liability exceeds the amount of applicable insurance. In addition, there can be no assurance that such insurance will continue to be available on terms acceptable to the Company. See "Business -- Potential Liability and Insurance."

ADVERSE EFFECT OF EXCHANGE RATE FLUCTUATIONS

     Approximately 38.8%, 36.0%, 40.2% and 38.7% of the Company's net revenue for fiscal 1993, 1994 and 1995 and the nine months ended March 31, 1996, respectively, were derived from the Company's operations outside of North America. Since the revenue and expenses of the Company's foreign operations are generally denominated in local currencies, exchange rate fluctuations between local currencies and the United States dollar will subject the Company to currency translation risk with respect to the results of its foreign operations. To the extent the Company is unable to shift to its clients the effects of currency fluctuations, these fluctuations could have a material adverse effect on the Company's results of operations. The Company does not currently hedge against the risk of exchange rate fluctuations.

POTENTIAL VOLATILITY OF STOCK PRICE

     The market price of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, market conditions in the industry, prospects of health care reform, changes in government regulation and general economic conditions. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have been unrelated to the operating performance of particular companies. These market fluctuations may adversely affect the market price of the Company's Common Stock. Because the Company's Common Stock currently trades at a relatively high price-earnings multiple, due in part to analysts' expectations of continued earnings growth, even a relatively small shortfall in earnings from, or a change in, analysts' expectations may cause an immediate and substantial decline in the Company's stock price. Investors in the Company's Common Stock must be willing to bear the risk of such fluctuations in earnings and stock price.

ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCE OF PREFERRED STOCK

     The Company's Restated Articles of Organization and Restated By-Laws contain provisions that may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, the Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. In addition, shares of the Company's Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the market price of the Common Stock and could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock."

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the resale of shares of Common Stock by the Selling Stockholders hereunder. See "Selling Stockholders" and "Plan of Distribution."

     The principal purpose of this offering is to effect an orderly disposition of the Selling Stockholders' shares.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "PRXL." Public trading of the Common Stock commenced on November 22, 1995. Prior to that time, there was no public market for the Company's Common Stock. The following table sets forth the high and low sale prices for the Common Stock as reported by Nasdaq for the periods indicated:


                                                                       HIGH       LOW
                                                                       ----       ---
        FISCAL YEAR ENDED JUNE 30, 1996:
          Second quarter (from November 22)..........................  $36        $18 3/4
          Third quarter..............................................   43  3/4    26
          Fourth quarter.............................................   55  3/4    37 1/2
        FISCAL YEAR ENDED JUNE 30, 1997:
          First quarter (through August 20, 1996)....................  $31        $50 3/4



     On August 20, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $50.25 per share. As of August 20, 1996, there were approximately 75 stockholders of record of the Common Stock.


     In November 1995, in connection with its initial public offering, the Company paid a cash dividend of approximately $940,000 on certain series of its Preferred Stock, which were subsequently converted into Common Stock. The Company has never paid or declared any dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1996. This table should be read in conjunction with the Company's
Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                            MARCH 31, 1996
                                                                            --------------
                                                                            (IN THOUSANDS)
    Long-term debt, excluding current maturities...........................     $   682
                                                                                -------
    Stockholders' equity:
      Preferred stock, $.01 par value, 5,000,000 shares authorized,
         no shares outstanding.............................................     $    --
      Common stock, $.01 par value, 25,000,000 shares authorized,
         7,642,166 shares outstanding(1)...................................          77
      Additional paid-in capital...........................................      64,961
      Accumulated deficit..................................................      (6,771)
      Cumulative translation adjustment....................................         208
                                                                                -------
              Total stockholders' equity...................................      58,475
                                                                                -------
              Total capitalization.........................................     $59,154
                                                                                =======

- ---------------


(1) Outstanding shares excludes (i) 56,818 shares issued to the Selling Stockholders which are the subject of this Prospectus; (ii) 24,000 shares of the Company's Common Stock issued on June 28, 1996 in connection with the acquisition by the Company of all outstanding capital stock of Caspard Consultants; and (iii) 655,953 shares of Common Stock issuable as of March 31, 1996 upon exercise of stock options at a weighted average exercise price per share of $7.03. Since March 31, 1996, options to purchase 208,500 shares of Common Stock have been granted, including 39,000 shares to executive officers of the Company named in the Summary Compensation Table, and options to purchase 126,253 shares of Common Stock have been exercised at a weighted average exercise price of $1.33 per share. See
     "Management -- Options" and Note 12 of Notes to Consolidated Financial Statements of the Company.



                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below at and for each of the years in the five-year period ended June 30, 1995 are derived from financial statements that have been audited by Price Waterhouse LLP, independent accountants. The audited balance sheet at June 30, 1994 and 1995 and the related statements of operations, of stockholders' equity, and of cash flows for each of the three years in the period ended June 30, 1995 and related notes thereto appear elsewhere in this Prospectus. The balance sheet data at March 31, 1996 and the statement of operations data for the nine months ended March 31, 1995 and 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ending June 30, 1996. The data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and related notes included elsewhere in this Prospectus.

                                                                                                              NINE MONTHS ENDED
                                                                 FISCAL YEAR ENDED JUNE 30,                       MARCH 31,
                                                    ----------------------------------------------------     --------------------
                                                     1991       1992       1993        1994       1995         1995        1996
                                                    -------    -------   --------    --------   --------     --------    --------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue...........................................  $25,652    $53,292   $ 65,294    $ 69,646   $ 79,928     $ 55,998    $ 84,797
Reimbursed costs..................................   (2,389)    (7,885)   (11,294)    (11,644)   (21,355)     (13,717)    (23,701)
                                                    -------    -------   --------    --------   --------     --------    --------
Net revenue.......................................   23,263     45,407     54,000      58,002     58,573       42,281      61,096
                                                    -------    -------   --------    --------   --------     --------    --------
Costs and expenses:
  Direct costs....................................   15,711     29,772     36,106      38,244     42,140       30,803      42,027
  Selling, general and administrative.............    5,015     10,164     11,831      13,631     13,294        9,762      13,079
  Depreciation and amortization...................    1,251      2,299      2,511       2,435      2,251        1,809       1,649
  Facility and other restructuring charges........    1,278(1)      --      3,254(2)       --         --           --          --
  Impairment of long-lived assets.................       --         --         --          --     11,253(3)    11,253(3)       --
                                                    -------    -------   --------    --------   --------     --------    --------
        Total costs and expenses..................   23,255     42,235     53,702      54,310     68,938       53,627      56,755
                                                    -------    -------   --------    --------   --------     --------    --------
Income (loss) from operations.....................        8      3,172        298       3,692    (10,365)     (11,346)      4,341
Other income (expense), net.......................      310        138       (520)       (196)        55           --         642
                                                    -------    -------   --------    --------   --------     --------    --------
Income (loss) before provision for income taxes
  and cumulative effect of accounting change......      318      3,310       (222)      3,496    (10,310)     (11,346)      4,983
Provision for income taxes........................      982      1,774      1,935       1,573        320          (33)      1,988
                                                    -------    -------   --------    --------   --------     --------    --------
Net income (loss) before cumulative effect of
  accounting change...............................     (664)     1,536     (2,157)      1,923    (10,630)     (11,313)      2,995
Cumulative effect of change in method of
  accounting for income taxes.....................       --         --         --         500         --           --          --
                                                    -------    -------   --------    --------   --------     --------    --------
Net income (loss).................................  $  (664)   $ 1,536   $ (2,157)   $  2,423   $(10,630)    $(11,313)   $  2,995
                                                    =======    =======   ========    ========   ========     ========    ========
Net income (loss) per share.......................  $ (0.97)   $  0.33   $  (2.97)   $   0.44   $ (12.61)    $ (13.44)   $   0.48
                                                    =======    =======   ========    ========   ========     ========    ========
Weighted average common shares
  outstanding.....................................      683(4)   5,236        727(4)    5,747        843(4)       842(4)    6,272
                                                    =======    =======   ========    ========   ========     ========    ========
BALANCE SHEET DATA (AT PERIOD END):
Working capital...................................  $(2,134)   $ 5,884   $  7,161    $ 10,885   $ 11,574                 $ 53,514
Total assets......................................   30,073     44,390     45,457      45,936     43,250                   96,975
Long-term debt, less current maturities...........      518        790        222         391        633                      682
Stockholders' equity..............................   11,294     21,807     21,847      25,236     15,524                   58,475

- ---------------

(1) Represents a domestic facility restructuring charge related to the abandonment of a lease in connection with the relocation of the Company's headquarters.
(2) Represents a charge incurred in connection with a restructuring of operations in Germany because of a decline in revenues from those operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 of Notes to Consolidated Financial Statements of the Company.
(3) Represents a non-cash charge primarily due to the write-down of intangible assets of the Company's German operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 of Notes to Consolidated Financial Statements of the Company.
(4) For the years ended June 30, 1991, 1993 and 1995 and the nine months ended March 31, 1995 weighted average common shares outstanding exclude common share equivalents (primarily convertible preferred stock), the inclusion of which would have been anti-dilutive. See Note 2 of Notes to Consolidated Financial Statements of the Company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company provides a full spectrum of clinical research and development services on a contract basis to the pharmaceutical and biotechnology industries. These services are provided to clients on a global basis and include: (i) designing, initiating and monitoring clinical trials; (ii) managing and analyzing clinical data; and (iii) regulatory consulting.

     The Company, founded in 1983 as a regulatory consulting firm, has built its business both through internal expansion and acquisitions. In 1988, the Company acquired Consulting Statisticians, Inc., a biostatistics and data management provider specializing in the healthcare industry. In 1989, the Company initiated its international expansion by acquiring the London-based McDonnell Douglas Clinical Trials Analysis Division, a division of McDonnell Douglas Informations Systems Ltd., which provided biostatistics and data management services in Europe. In 1990, PAREXEL acquired Barnett Associates, Inc. to expand the Company's Information Products Division, which offers a range of specialized clinical consulting and training services and related products. In 1991, the Company acquired AFB Arzneimittelforschung GmbH in Berlin, a European CRO based in Berlin with offices in Frankfurt and Paris. The Company is headquartered in Waltham, Massachusetts, and opened offices in San Diego in 1990, Raleigh-Durham in 1994, Milan, Kobe, Japan and Sydney, Australia in 1995 and Madrid in 1996.

     The Company's clinical research and development services contracts are generally fixed price, with some variable components, and range in duration from a few months to several years. A portion of the fee is typically required to be paid at the time the contract is entered into and the balance in installments over the contract's duration, in some cases on a milestone achievement basis. Revenue from the contracts is generally recognized on a percentage of completion basis as work is performed. Most of the Company's contracts are terminable upon 60 to 90 days' notice by the client. Clients terminate or delay contracts for a variety of reasons, including, among others, the failure of products being tested to satisfy safety requirements, unexpected or undesired clinical results of the product, the client's decision to forego a particular study, insufficient patient enrollment or investigator recruitment or production problems resulting in shortages of the drug. Although the Company typically is entitled to receive certain fees for winding down a study which is terminated or delayed and, in some cases, a termination fee, the loss or delay of a large contract or the loss or delay of multiple contracts could have a material adverse effect on the Company. The Company believes that several factors, including the potential adverse impact of health care reform, have caused pharmaceutical companies to apply more stringent criteria to the decision to proceed with clinical trials and therefore may have resulted in a greater willingness of these companies to cancel contracts with CROs. As is customary in the industry, the Company routinely subcontracts with third party investigators in connection with clinical trials and with other third party service providers for laboratory analysis and other specialized services. These and other reimbursable costs are paid by the Company and reimbursed by clients and, in accordance with industry practice, are included in revenue. Reimbursed costs vary from contract to contract. Accordingly, the Company views net revenue, which consists of revenue less reimbursed costs, as its primary measure of revenue growth.

     Direct costs consist of compensation and related fringe benefits for project-related employees, other project-related costs not reimbursed and allocated facilities and information systems costs. Selling, general and administrative expenses consist of compensation and related fringe benefits for selling and administrative employees, professional services and advertising costs, as well as allocated costs related to facilities and information systems.

     Since the Company conducts operations on a global basis, the Company's effective tax rate has depended and will depend on the geographic distribution of its revenue among locations with varying tax rates. The Company's results of operations will be affected by changes in the tax rates of the various jurisdictions. In particular, as the geographic mix of the Company's results of operations among various tax jurisdictions changes the Company's effective tax rate may vary significantly from period to period.

     A key component of the Company's strategy is its investment in technology, both client-oriented and internal management-oriented. These systems provide increased standardization of operating processes and contract management throughout the Company's worldwide operations. Integral to the system are: (i) periodic monitoring and reviewing of contract progress; (ii) increased visibility and periodic reviewing of hourly billing by employees and utilization of project resources resulting in more efficient resource deployment; (iii) integrated revenue recognition and billing subsystems; (iv) proposal and budget generation; (v) management of clinical data; and (vi) forecasting of project revenues and resource requirements.

GLOBAL OPERATIONS

     The following table sets forth, for the periods indicated, net revenue by geographic region as well as the percentage of total net revenue represented by such region.

                                     FISCAL YEAR ENDED JUNE 30,                               NINE MONTHS ENDED MARCH 31,
                 ------------------------------------------------------------------   -------------------------------------------
                  1993     % OF TOTAL    1994     % OF TOTAL    1995     % OF TOTAL    1995     % OF TOTAL    1996     % OF TOTAL
                 -------   ----------   -------   ----------   -------   ----------   -------   ----------   -------   ----------
                                                              (DOLLARS IN THOUSANDS)
Net revenue:
  North
    America....  $33,023       61.2%    $37,111       64.0%    $35,037       59.8%    $25,165       59.5%    $37,438       61.3%
  Europe.......   20,977       38.8      20,891       36.0      23,443       40.0      17,116       40.5      23,048       37.7
  Asia.........       --         --          --         --          93        0.2          --         --         610        1.0
                 -------      -----     -------      -----     -------      -----     -------      -----     -------      -----
       Total...  $54,000      100.0%    $58,002      100.0%    $58,573      100.0%    $42,281      100.0%    $61,096      100.0%
                 =======      =====     =======      =====     =======      =====     =======      =====     =======      =====

     Within Europe, between fiscal 1993 and fiscal 1995, net revenue from German operations decreased from $14.0 million, or 25.9% of consolidated net revenue, to $12.3 million, or 20.9% of consolidated net revenue while net revenue from other European operations increased from $7.0 million, or 13.0% of consolidated net revenue, to $11.2 million, or 19.1% of consolidated net revenue. The Company's foreign subsidiaries generally enter into contracts denominated in the local currency of the foreign subsidiary. Because the foreign subsidiary's expenses are generally paid in the local currency, such foreign subsidiaries' local currency earnings are not materially affected by fluctuations in exchange rates. However, changes in the exchange rates between these local currencies and the U.S. dollar will affect the translation of such subsidiaries' financial results into U.S. dollars for purposes of reporting the Company's consolidated financial results. In cases where the Company contracts for a multi-country clinical trial and a significant portion of the contract expenses are in a currency other than the contract currency, the Company seeks to contractually shift to its client the effect of fluctuations in the relative values of the contract currency and the currency in which the expenses are incurred. To the extent the Company is unable to shift to its clients the effects of currency fluctuations, these fluctuations could have a material effect on the Company's results of operations. The Company does not currently hedge against the risk of exchange rate fluctuations.

  Impact of German Operations

     The Company's results of operations from fiscal 1993 through fiscal 1995 were adversely affected by its German operations. German healthcare reform legislation, known as the Seehofer Gesetz, took effect on January 1, 1993, and was designed to limit the rate of increase of the cost of prescription medication in Germany and was largely responsible for an estimated 15% decline in German pharmaceutical industry sales in calendar 1993. In the wake of the uncertainties caused by the Seehofer Gesetz, the Company's German operation experienced a sudden decline in demand for services as well as the cancellation of several large contracts in Germany. These factors resulted in a 20.5% decline in net revenue attributable to German operations from the quarter ended December 31, 1992 to the quarter ended March 31, 1993. In response to this revenue decline, the Company consolidated certain facilities and reduced personnel costs in Germany and, as a result, incurred a $3.3 million restructuring charge in the quarter ended March 31, 1993, consisting of $2.4 million, $600,000 and $300,000 for facilities, wages and severance and other operating costs, respectively. As a result of the restructuring, the Company reduced annual facility, personnel and other operating costs by an estimated $1.0 million, $1.0 million and $150,000, respectively.

     While the fiscal 1993 restructuring served to temporarily improve operating margins during fiscal 1994, net revenues came under pressure in the first two quarters of fiscal 1995 and declined significantly in the third quarter. During the third quarter, drug development regulations in Germany and Europe were modified, and further changes were being contemplated, all of which were expected to have a detrimental impact on PAREXEL GmbH's operations. As a result of this revenue decline, and in light of the past history of poor operating performance, the Company reassessed in the third quarter of fiscal 1995 the recoverability of long-lived assets acquired in the 1991 acquisition of PAREXEL GmbH. As a result of this reassessment, the Company determined that the net book value of these long-lived assets was impaired and recorded an $11.3 million non-cash charge reflecting the excess of the book value of the PAREXEL GmbH net assets over their fair value. Of the $11.3 million charge, $9.9 million consisted of goodwill and other intangible assets. This charge was effected under Statement of Financial Accounting Standards No. 121, which was issued in March 1995. See Note 3 of Notes to Consolidated Financial Statements of the Company.

RECENT DEVELOPMENTS

     The following table shows certain preliminary, unaudited financial data for the three months and the fiscal year ended June 30, 1996, released by the Company on August 15, 1996. This information has been prepared by the Company on the same basis as the audited financial statements appearing elsewhere in this Prospectus and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information when read in conjunction with the Company's audited financial statements and related notes.

                                                                                  FISCAL YEAR ENDED
                                                 THREE MONTHS ENDED                   JUNE 30,
                                                      JUNE 30,               ---------------------------
                                             ---------------------------                        1995
                                                                1995            1996         -----------
                                                             -----------     -----------
                                                             (UNAUDITED)     (UNAUDITED)
                                                1996
                                             -----------
                                             (UNAUDITED)(IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenue................................    $26,910         $16,292         $88,006        $  58,573
Costs and expenses:
  Direct costs.............................     18,113          11,337          60,141           42,140
  Selling, general and administrative......      5,948           3,532          19,027           13,294
  Depreciation and amortization............        694             442           2,343            2,251
  Impairment of long-lived assets..........         --              --              --           11,253
                                               -------         -------         -------         --------
Income (loss) from operations..............      2,155             981           6,495          (10,365)
Other income, net..........................        514              55           1,157               55
                                               -------         -------         -------         --------
Income (loss) before income taxes..........    $ 2,669         $ 1,036         $ 7,652        $ (10,310)
                                               =======         =======         =======         ========
Net income (loss)..........................    $ 1,604         $   683         $ 4,599        $ (10,630)
                                               =======         =======         =======         ========
Net income (loss) per share................    $  0.20         $  0.13         $  0.68        $  (12.61)
Weighted average common and common
  equivalent shares outstanding............      8,000           5,741           6,780              843

                                                                                       JUNE 30, 1995
                                                                                       -------------
                                                                     JUNE 30, 1996
                                                                     -------------
                                                                      (UNAUDITED)
                                                                             (IN THOUSANDS)
Working capital....................................................    $  53,428         $  11,574
Total assets.......................................................      102,401            43,250
Stockholders' equity...............................................       61,212            15,524

     Net revenue increased by $10.6 million, or 65%, from $16.3 million in the three months ended June 30, 1995 to $26.9 million in the three months ended June 30, 1996. Income from operations increased by $1.2 million, or 120%, from $981,000 in the three months ended June 30, 1995 to $2.2 million in the three months ended June 30, 1996.

     Net revenue increased by $29.4 million, or 50%, from $58.6 in fiscal 1995 to $88.0 million in fiscal 1996. Income from operations increased by $16.9 million, from a loss from operations of $10.4 million in fiscal 1995 to income from operations of $6.5 million in fiscal 1996. Income from operations for fiscal 1995 included an

$11.3 million pre-tax charge for the impairment of long-lived assets related to the Company's German operations. Income from operations for fiscal 1995, excluding the impact of the impairment charge, was $303,000.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated certain financial data as a percentage of net revenue and the percentage change in these items compared to the prior comparable period. The trends illustrated in the following table may not be indicative of future results.

                                              PERCENTAGE OF NET REVENUE
                                      ------------------------------------------      PERCENTAGE INCREASE (DECREASE)
                                                                   NINE MONTHS      -----------------------------------
                                            FISCAL YEAR            ENDED MARCH                                NINE
                                           ENDED JUNE 30,              31,          FISCAL     FISCAL        MONTHS
                                      ------------------------    --------------    1993 TO    1994 TO       1995 TO
                                      1993     1994      1995     1995     1996      1994       1995          1996
                                      -----    -----    ------    -----    -----    -------    -------    -------------
Net revenue.......................... 100.0%   100.0%    100.0%   100.0%   100.0%      7.4%       1.0%         44.5%
Costs and expenses:
  Direct costs.......................  66.9     65.9      71.9     72.8     68.8       5.9       10.2          36.4
  Selling, general and
    administrative...................  21.9     23.5      22.7     23.1     21.4      15.2       (2.5)         34.0
  Depreciation and amortization......   4.6      4.2       3.9      4.3      2.7      (3.0)      (7.6)         (8.8)
  Restructuring and impairment.......   6.0       --      19.2     26.6       --         *          *             *
                                      -----    -----    ------    -----    -----
Income (loss) from
  operations.........................   0.6%     6.4%    (17.7)%  (26.8)%    7.1%        *          *             *
                                      =====    =====    ======    =====    =====

- ---------------

* not meaningful

Nine Months Ended March 31, 1996 Compared to Nine Months Ended March 31, 1995

     Net revenue increased by $18.8 million, or 44.5%, from $42.3 million for the nine months ended March 31, 1995 to $61.1 million for the nine months ended March 31, 1996. This net revenue growth was primarily attributable to an increase in the number and average contract value of clinical research projects serviced by the Company.

     Direct costs increased by $11.2 million, or 36.4%, from $30.8 million for the nine months ended March 31, 1995 to $42.0 million for the nine months ended March 31, 1996. This increase in direct costs was due to the increase in the number of project-related personnel and facilities costs necessary to support the increased level of operations in North America and Europe. Direct costs as a percentage of net revenue decreased from 72.8% for the nine months ended March 31, 1995 to 68.8% for the nine months ended March 31, 1996, primarily due to improved workforce and facility utilization within North America and Europe.

     Selling, general and administrative expenses increased by $3.3 million, or 34.0%, from $9.8 million for the nine months ended March 31, 1995 to $13.1 million for the nine months ended March 31, 1996. This increase was primarily due to increased costs associated with additional administrative personnel, increased hiring and selling costs, and increased facilities necessary to support the Company's increased level of operations. Selling, general and administrative expenses as a percentage of net revenue decreased from 23.1% for the nine months ended March 31, 1995 to 21.4% for the nine months ended March 31, 1996 primarily due to efficiencies associated with higher revenue in North America.

     Depreciation and amortization expense decreased by $.2 million, or 8.8%, from $1.8 million for the nine months ended March 31, 1995 to $1.6 million for the nine months ended March 31, 1996. The change resulted from an increase in depreciation associated with increased capital expenditures of $400,000, offset by a reduction of $600,000 in depreciation and amortization resulting from the write-down of impaired long-lived assets of the Company's German operations during the three months ended March 31, 1995.

     Income from operations for the nine months ended March 31, 1996 was $4.3 million, compared to a loss from operations of $11.3 million for the nine months ended March 31, 1995. Results for the nine months ended March 31, 1995 included an $11.3 million non-cash charge related to the write-down due to the impairment of long-lived assets of the Company's German operations. Loss from operations for the nine months ended March 31, 1995, excluding the impact of the write-down, was approximately $401,000.

     Other income (expense), net increased by $642,000 to $642,000 for the nine months ended March 31, 1996. This increase resulted from an increase in interest income achieved from higher average balances of cash, cash equivalents and short-term investments due primarily to proceeds from the Company's public offerings in November 1995 and March 1996.

     The Company's effective income tax rate was 39.9% for the nine months ended March 31, 1996. The effective income tax rate varies with changes in the mix of taxable income from the different jurisdictions in which the Company operates.

  Fiscal Year Ended June 30, 1995 Compared to Fiscal Year Ended June 30, 1994

     Net revenue increased by $571,000, or 1.0%, from $58.0 million for fiscal 1994 to $58.6 million for fiscal 1995. This increase was due to an increase of $2.6 million in net revenue from European operations, offset by a decrease of $2.1 million in net revenue from North American operations. The increase in European net revenue was primarily due to the weakening of the dollar and, to a lesser extent, to an increase in clinical research contract volume in all areas in Europe other than Germany, which experienced a decline in net revenue. The decline in net revenue from North America was primarily due to a decline in net revenue from the Company's data management operation, which substantially completed work on a number of large contracts during fiscal 1994 that were not replaced in fiscal 1995.

     Direct costs increased by $3.9 million, or 10.2%, from $38.2 million for fiscal 1994 to $42.1 million for fiscal 1995. Substantially all of the increase in direct costs was due to increased expenses associated with European operations. The increase in direct costs in Europe was primarily due to the hiring of additional project-related personnel and expansion of facilities in the United Kingdom and France. The weakening of the dollar also contributed to the increase of direct costs in Europe. Direct costs as a percentage of net revenue increased from 65.9% in fiscal 1994 to 71.9% in fiscal 1995. This increase was primarily due to the increased costs incurred in Europe, where direct costs increased as a percentage of net revenue from 65.5% in fiscal 1994 to 75.4% in fiscal 1995 and to a decline in net revenue in North America, where direct costs remained flat against lower net revenue, resulting in an increase in direct costs as a percentage of net revenue from 66.2% in fiscal 1994 to 69.8% in fiscal 1995.

     Selling, general and administrative expenses decreased by $337,000, or 2.5%, from $13.6 million in fiscal 1994 to $13.3 million in fiscal 1995. The decrease in selling, general and administrative expenses was primarily due to savings in Europe as a result of a more effective deployment of employee and facility resources in the United Kingdom and Germany, partially offset by the weakness of the dollar. Due to these factors, selling, general and administrative expenses as a percentage of net revenue decreased from 23.5% for fiscal 1994 to 22.7% in fiscal 1995.

     Depreciation and amortization expenses decreased by $184,000, or 7.6%, from $2.4 million in fiscal 1994 to $2.3 million in fiscal 1995. This decrease was primarily due to a reduction in depreciation and amortization expense from fully amortized intangible assets and the write-down of impaired long-lived assets, offset in part by the weakness of the dollar. Fiscal 1995 includes only six months of depreciation and amortization, or approximately $588,000, resulting from the 1991 acquisition of PAREXEL GmbH. Due to the write-off of the long-lived assets of PAREXEL GmbH in the quarter ended March 31, 1995, there will be no depreciation or amortization attributable to these assets in future periods. During fiscal 1995, the Company incurred an approximate $11.3 million non-cash charge in connection with the write-down due to the impairment of long-lived assets of the Company's German operations. See "Global
Operations -- Impact of German Operations" and Note 3 of Notes to Consolidated Financial Statements of the Company.

     Other income (expense), net, including interest expense, changed from an expense of $196,000 in fiscal 1994 to income of $55,000 in fiscal 1995. The change was primarily due to the incurrence in fiscal 1994 of approximately $450,000 related to the Company's postponed fiscal 1994 initial public offering.

     The effective tax rate in fiscal 1994 was 45.0%. Excluding the effect of the $11.3 million non-cash, non-deductible write-down due to the impairment of long-lived assets, the effective income tax rate would have been 33.9% for fiscal 1995. In fiscal 1994, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The cumulative effect of the change increased net income by $500,000 in fiscal 1994. See Notes 2 and 13 of Notes to Consolidated Financial Statements of the Company.

  Fiscal Year Ended June 30, 1994 Compared to Fiscal Year Ended June 30, 1993

     Net revenue increased by $4.0 million, or 7.4%, from $54.0 million in fiscal 1993 to $58.0 million in fiscal 1994. This increase was primarily attributable to an increase in the volume of clinical research projects in North America. In Europe, an increase in the volume of clinical research projects in all areas other than Germany was offset by the strength of the dollar and a decline in net revenue from German operations. The Company believes the decline in net revenue from German operations was primarily due to the continuing impact of the German healthcare reform.

     Direct costs increased by $2.1 million, or 5.9%, from $36.1 million in fiscal 1993 to $38.2 million in fiscal 1994. The increase in direct costs was the result of additional employee and facility-related expenses in all regions other than Germany to accommodate increased levels of business, offset in part by a reduction in reported European costs due to the strength of the dollar as well as a decrease in personnel and facilities costs resulting from the restructuring of German operations in the third quarter of fiscal 1993. Direct costs as a percentage of net revenue decreased from 66.9% in fiscal 1993 to 65.9% in fiscal 1994. This decrease primarily reflected the improved workforce and facility utilization resulting from the German restructuring, offset in part by the increased number of project-related personnel and information systems costs associated with increasing capacity in North America. See "Global Operations -- Impact of German Operations."

     Selling, general and administrative expenses increased by $1.8 million, or 15.2%, from $11.8 million in fiscal 1993 to $13.6 million in fiscal 1994. The increase in selling, general and administrative expenses was primarily due to expansion of the Company's global sales and marketing organization, increased costs associated with an increase in North American administrative personnel, investments in information services and, to a lesser extent, the hiring of a President of European Operations. The increase was offset in part by a reduction in reported European costs due to the strengthening of the dollar. Due to these factors, selling, general and administrative expenses as a percentage of net revenue increased from 21.9% in fiscal 1993 to 23.5% in fiscal 1994.

     Depreciation and amortization expense decreased by $76,000, or 3.0%, from $2.5 million in fiscal 1993 to $2.4 million in fiscal 1994, primarily due to the strengthening of the dollar and reduced amortization expense, as certain intangible assets were fully amortized in fiscal 1993.

     During fiscal 1993, the Company recorded a $3.3 million charge in connection with a restructuring of its German operations. This restructuring primarily involved the physical consolidation of several operating groups into two facilities and a reduction in headcount, and accordingly, the charge reflects lease abandonment costs, write-offs of leasehold improvements, severance payments and other directly related expenses. See "Global
Operations -- Impact of German Operations" and Note 4 of Notes to Consolidated Financial Statements of the Company.

     Other expense, net, including interest expense, decreased by $324,000, or 62.3%, from $520,000 in fiscal 1993 to $196,000 in fiscal 1994. This decrease was primarily due to the incurrence in fiscal 1993 of $775,000 of expenses associated with the fiscal 1993 postponed initial public offering, as compared to the incurrence in fiscal 1994 of $450,000 of expenses associated with the fiscal 1994 postponed initial public offering.

     The effective tax rate in fiscal 1994 was 45.0%. Excluding the effects of the $3.3 million German operations restructuring charge, which was not currently deductible for income tax purposes, the Company's effective income tax rate in fiscal 1993 would have been 63.8%. See Note 13 of Notes to Consolidated Financial Statements of the Company.

  Quarterly Results

     The Company's quarterly operating results have been subject to variation, and will continue to be subject to variation, depending on factors such as the initiation and progress of significant projects, exchange rate fluctuations, the opening of new offices, the costs associated with integrating acquisitions and the start-up costs incurred in connection with the introduction of new products and services. In addition, during the third quarter of fiscal 1993 and 1995, the Company's results of operations were affected by a restructuring charge and a write-down due to the impairment of long-lived assets, respectively. Because a high percentage of the Company's operating costs are relatively fixed in the short term, variations in the initiation, completion, delay or loss of contracts or progress of clinical trials can cause material adverse variations in quarterly operating results.

     The following table presents unaudited quarterly operating results for the Company for each of the eleven most recent fiscal quarters in the period ended
March 31, 1996. In the opinion of the Company, this information has been prepared on the same basis as the consolidated financial statements appearing elsewhere in this Prospectus and reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results for operations for those periods. This quarterly financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of the results of any future period.

                                                                   QUARTER ENDED
                                    -----------------------------------------------------------------------------
                                     SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                       1993        1993       1994       1994       1994        1994       1995
                                     ---------   --------   --------   --------   ---------   --------   --------
                                                                     (IN THOUSANDS)
Net revenue......................      $12,880    $14,914    $15,036    $15,172     $13,176    $14,281    $ 14,824
                                       -------    -------    -------    -------     -------    -------    --------
Costs  and  expenses:
  Direct costs...................        8,801      9,639      9,581     10,223      10,573     10,000      10,230
  Selling, general and
    administrative...............        3,112      3,383      3,286      3,850       3,384      3,099       3,279
  Depreciation and
    amortization.................          599        638        618        580         668        709         432
  Impairment of long-lived
    assets.......................           --         --         --         --          --         --      11,253
                                       -------    -------    -------    -------     -------    -------    --------
         Total costs and
            expenses.............       12,512     13,660     13,485     14,653      14,625     13,808      25,194
                                       -------    -------    -------    -------     -------    -------    --------
Income (loss) from operations....      $   368    $ 1,254    $ 1,551    $   519     $(1,449)   $   473    $(10,370)
                                       =======    =======    =======    =======     =======    =======    ========
Net income (loss)................      $   726    $   725    $   877    $    95     $  (971)   $   295    $(10,637)
                                       =======    =======    =======    =======     =======    =======    ========


                                        -------------------------------------------
                                        JUNE 30,   SEPT. 30,  DEC. 31,   MAR. 31,
                                          1995       1995       1995       1996
                                        --------   ---------   -------   --------

Net revenue......................         $16,292     $17,973    $20,616   $22,507
                                          -------    -------    -------    -------
Costs  and  expenses:
  Direct costs...................          11,337      12,465     14,409    15,154
  Selling, general and
    administrative...............           3,532       3,834      4,244     5,001
  Depreciation and
    amortization.................             442         515        518       616
  Impairment of long-lived
    assets.......................              --          --         --        --
                                          --------   --------   --------   --------
         Total costs and
            expenses.............          15,311      16,814     19,171    20,771
                                          --------   --------   --------   --------
Income (loss) from operations....         $   981     $ 1,159    $ 1,445   $ 1,736
                                          =======     =======    =======   =======
Net income (loss)................         $   683     $   742    $   956   $ 1,297


Liquidity and Capital Resources

     Since its inception, the Company has primarily financed its operations and growth, including acquisitions, with cash flow from operations and the proceeds from the sale of equity securities. Investing activities have included several business acquisitions and capital expenditures have been primarily incurred for information systems improvements and upgrades.

     The Company's clinical research and development contracts are generally fixed price with some variable components, and range in duration from a few months to several years. The cash flows from contracts typically consists of a down payment required to be paid at the time the contract is entered into and the balance in installments over the contract's duration, in some cases on a milestone achievement basis. Revenue from contracts is generally recognized on a percentage completion basis as the work is performed. Accordingly, cash receipts do not necessarily correspond to costs incurred and revenue recognized on contracts. The Company's cash flow is influenced by the changes in levels of billed and unbilled accounts receivable, net of amounts advance billed representing unearned revenue. As a result, the number of days outstanding in accounts receivable, net of advance billing, and the related dollar values of these accounts can vary due to the achievement of contractual milestones and the timing and size of cash receipts. The number of days revenue outstanding, net of advance billings, was 33 days at March 31, 1996, 44 days at December 31, 1995, 51 days at September 30, 1995 and 41 days at June 30, 1995. Accounts receivable, net of the allowance for doubtful accounts, increased from $24.7 million at June 30, 1995 to $35.2 million at March 31, 1996. Advance billings increased from $14.0 million at June 30, 1995 to $23.2 million at March 31, 1996 due to increased amounts billed to clients in advance of revenue earned.

     Unrestricted cash and cash equivalents decreased by $2.6 million during the nine months ended March 31, 1996 as a result of $5.2 million and $37.5 million in cash provided by operating and financing activities, respectively, offset by $45.2 million in cash used for investing activities. Net cash provided by operating activities resulted primarily from net income, excluding non-cash expenses, of $4.6 million and increases in advance billings, accounts payable and other current liabilities of $9.5 million, $900,000 and $2.9 million, respectively. Cash used by operating activities included an increase in billed and unbilled accounts receivable of $11.1 million. Financing activities consisted primarily of net proceeds of approximately $21.2 million from the Company's initial public offering of 1,600,000 shares of common stock in November 1995, and net proceeds of approximately $15.7 million from the Company's secondary public offering of 500,000 shares of common stock in March 1996. Investing activities consisted of net purchases of short-term investments of $43.1 million and $2.2 million in capital expenditures. Capital expenditures primarily relate to information system additions and upgrades.

     Unrestricted cash and cash equivalents increased by $2.9 million during fiscal 1995 as a result of $5.7 million provided by operating activities, offset by approximately $2.3 million and $629,000 in cash used by investing and net financing activities, respectively. The cash provided by the Company's operating activities during fiscal 1995 was provided primarily from an increase in advance contract billings. See Note 2 of Notes to Consolidated Financial Statements. Investing activities in fiscal 1995 consisted primarily of capital expenditures of $1.5 million and net purchases of short-term investments of $800,000. Financing activities primarily involved the reduction of $684,000 in the principal portion of long-term debt (capital leases).

     Accounts receivable, net of the allowance for doubtful accounts, increased from $23.3 million at June 30, 1994 to $24.7 million at June 30, 1995 primarily due to a weaker dollar offset by an increase in the allowance for doubtful accounts related to an increase in accounts for which collection was uncertain at June 30, 1995. Advance billings increased from $9.4 million at June 30, 1994 to $14.0 million at June 30, 1995 due to an increase in amounts billed to clients in advance of revenue being earned. The number of days revenue outstanding in accounts receivable, net of advance billings, was 65 days at June 30, 1994 and 41 days at June 30, 1995. This decrease was primarily due to the increase in advance billings.

     The Company has domestic and foreign line of credit arrangements with banks totalling approximately $6.4 million. The lines are collateralized by accounts receivable, are payable on demand and bear interest at the local bank's base rate or money market rate, plus 1% to 3% (for interest rates ranging from 5.8% to 9.25% at March 31, 1996). There were no borrowings outstanding under these lines of credit at either March 31, 1996 or June 30, 1995. The lines expire at various dates through November 1996 and are renewable.

     The Company has a $2.4 million capital lease line of credit with a U.S. bank for the financing of property and equipment. Borrowings under this line are payable over a three year term with interest fixed at the bank's five-year U.S. Treasury note rate plus 2.5% (for a total interest rate of approximately 8.3% at March 31, 1996) and are included in long-term debt. This line expires on November 30, 1996 and is renewable annually thereafter. Approximately $800,000 was available under this line at March 31, 1996. The Company's primary cash needs on both a short-term and long-term basis are for the payment of the salaries and fringe benefits, capital expenditures, facility-related expenses and travel expenditures.

     The Company has invested approximately $2.2 million in the nine months ended March 31, 1996 for capital expenditures related to facility expansion and investments in information technology, and currently expects to invest approximately $5.0 million to $7.0 million in the next twelve months. The Company believes that its available cash and cash equivalents, together with cash flows from operations, borrowings under its existing lines of credit and net proceeds from the offering, will be sufficient to meet its foreseeable cash needs. In the future, the Company will consider acquiring businesses offering services similar or complementary to those offered by the Company. Any such acquisitions may require additional external financings, and the Company may from time to time seek to obtain funds from public or private issuances of equity or debt securities. There can be no assurance that such financings will be available on terms acceptable to the Company. The foregoing statements include forward-looking statements which involve risks and uncertainties. The Company's actual experience may differ materially from that discussed above. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" as well as future events that have the effect of reducing the Company's available cash balances, such as unexpected operating losses or capital expenditures or cash expenditures related to possible future acquisitions.

                                    BUSINESS

     PAREXEL is a leading contract research organization ("CRO"), providing clinical research and development services to the worldwide pharmaceutical and biotechnology industries. The Company believes it is the fourth largest CRO, based on estimated annual net revenue, and one of only a few CROs capable of providing a full range of clinical services on a global basis. The Company complements the research and development departments of pharmaceutical and biotechnology companies by offering high quality clinical research services to the client and reducing drug development time and cost. In addition, the Company's integrated services and extensive information technology capabilities coupled with its broad experience and expertise in global drug development provide clients with a variable cost alternative to the fixed costs associated with internal drug development. The Company offers a full complement of clinical research and development services, including designing, initiating and monitoring clinical trials, managing and analyzing clinical data and consulting on regulatory affairs.

     The Company, founded in 1983 as a regulatory consulting firm, has built its business both through internal expansion and acquisitions. In 1988, the Company acquired Consulting Statisticians Inc., a leading biostatistics and data management provider specializing in the healthcare industry. In 1989, the Company initiated its international expansion by acquiring the London-based McDonnell Douglas Clinical Trials Analysis Division, a division of McDonnell Douglas Informations Systems Ltd., which provided biostatistics and data management services in Europe. In 1990, the Company acquired Barnett Associates, Inc. to expand its Information Products Division, through which the Company offers a range of specialized clinical consulting and training services and related products. In 1991, the Company acquired AFB Arzneimittelforschung GmbH in Berlin, a European CRO based in Berlin, with offices in Frankfurt and Paris. The Company is headquartered in Waltham, Massachusetts and opened offices in San Diego in 1990, Raleigh-Durham in 1994, Milan, Kobe, Japan and Sydney, Australia in 1995 and Madrid in 1996.

INDUSTRY OVERVIEW

     The CRO industry provides independent product development services for the pharmaceutical and biotechnology industries. Generally, CROs derive substantially all of their revenue from the research and development expenditures of pharmaceutical and biotechnology companies. The CRO industry has evolved from providing limited clinical services in the 1970s to an industry which currently offers a full range of services that encompass the clinical research process, including pre-clinical evaluations, study design, clinical trial management, data collection and biostatistical analysis and product registration support. All of these services are provided in accordance with regulations which govern clinical trials and the drug approval process.

     The CRO industry is highly fragmented, with participants ranging from several hundred small, limited-service providers to several large full-service CROs with global operations. Although there are few barriers to entry for small, limited-service providers, the Company believes there are significant barriers to becoming a full-service CRO with global capabilities. Some of these barriers include the development of broad therapeutic expertise and the infrastructure and experience necessary to serve the global demands of clients, the ability to simultaneously manage complex clinical trials in numerous countries, the expertise to prepare regulatory submissions in multiple countries, and the development and maintenance of the complex information technology systems required to integrate these capabilities. In recent years, the CRO industry has experienced consolidation due in part to the acquisition of smaller firms by larger full-service CROs.

     The CRO industry derives substantially all of its revenue from the pharmaceutical and biotechnology industries. The Company believes that the following trends will lead to further growth opportunities for full-service, global CROs, although there can be no assurance that this growth will materialize:

     - Cost Containment Pressures. Recently, drug companies have been focusing on more efficient ways of conducting business because of margin pressures stemming from patent expirations, market acceptance of generic drugs and impending regulatory pressures to reduce drug prices. The Company believes that the pharmaceutical industry is responding by consolidating and reducing jobs, centralizing the research and development process and outsourcing to variable cost CROs, thereby reducing the fixed costs associated with internal drug development. The CRO industry, by specializing in clinical trials management, is often able to perform the needed services with a higher level of expertise or specialization, more quickly and at a lower cost than the client could perform the services internally. The Company believes that some large pharmaceutical companies, rather than utilizing multiple CRO service providers, are selecting one or two full-service, global CROs to serve as their primary CROs.

     - Globalization of Clinical Development and Regulatory
      Strategy. Pharmaceutical and biotechnology companies increasingly are attempting to maximize profits from a given drug by pursuing regulatory approvals in multiple countries in parallel rather than sequentially, as was the practice historically. The Company believes that the globalization of clinical research and development activities has increased the demand for CRO services. A pharmaceutical or biotechnology company seeking approvals in a country in which it lacks experience or internal resources will frequently turn to a CRO for assistance in interacting with regulators or in organizing and conducting clinical trials. In addition, a company may turn to a CRO in the belief that regulatory authorities who are not familiar with the company may have more confidence in the results from tests independently conducted by a CRO known to those authorities.

     - Consolidation in the Pharmaceutical Industry. The pharmaceutical industry is consolidating as pharmaceutical companies seek to obtain cost reduction synergies through business combinations. Recent announced consolidations include some of the largest multinational pharmaceutical companies in the world, such as Glaxo-Wellcome, American Home Products-American Cyanamid, Hoechst-Marion Merrill Dow, Upjohn-Pharmacia and Roche-Syntex. Once consolidated, many pharmaceutical companies aggressively manage costs by reducing headcount and outsourcing to variable-cost CROs in an effort to reduce the fixed costs associated with internal drug development. The Company believes that full-service global CROs will benefit from this trend.

     - Increasingly Complex and Stringent Regulation; Need for Technological Capabilities. Increasingly complex and stringent regulatory requirements throughout the world have increased the volume of data required for regulatory filings and escalated the demands on data collection and analysis during the drug development process. In recent years, the FDA and corresponding regulatory agencies of Canada, Japan and Western Europe commenced discussions to develop harmonized standards for preclinical and clinical studies and the format and content of applications for new drug approvals. Further, the FDA encourages the use of computer-assisted filings in an effort to expedite the approval process. As regulatory requirements have become more complex, the pharmaceutical and biotechnology industries are increasingly outsourcing to CROs to take advantage of their data management expertise, technological capabilities and global presence.

     - Drug Development Pressures. The Company believes that research and development expenditures have increased as a result of the constant pressure to develop a pipeline of products, and to respond to the demand for products for an aging population and for the treatment of chronic disorders and life-threatening conditions such as infectious diseases, including AIDS. The development of therapies for chronic disorders, such as Alzheimer's disease and arthritis, requires complex clinical trials to demonstrate the therapy's effectiveness and determine whether the drug causes any long-term side effects.

     - Biotechnology Industry Growth. The U.S. biotechnology industry has grown rapidly over the last ten years and is introducing significant numbers of new drug candidates which will require regulatory approval. Many biotechnology companies do not have the necessary experience or resources to conduct clinical trials. Accordingly, many of these companies have chosen to outsource to CROs rather than expend significant time and resources to develop an internal clinical development capability. In addition, as a result of recent product development setbacks encountered by some biotechnology companies, the Company believes that such companies are increasingly turning to CROs for sophisticated regulatory experience. Moreover, the biotechnology industry is rapidly expanding into and within Europe, providing significant growth opportunities for CROs with a global presence.

PAREXEL'S STRATEGY

     PAREXEL's objective is to maintain and enhance its position as a leading CRO by providing a full range of clinical services on a global basis. The Company addresses all aspects of clinical research and development with a flexible approach that allows its clients to use the Company's services on an individual or bundled basis. The Company believes its expertise in conducting scientifically demanding trials and its ability to coordinate complicated global trials are significant competitive strengths. The Company has recently devoted significant resources developing a state of the art information system designed to allow the Company to more effectively manage its business operations and deliver services to its clients. The Company will continue to invest in improvements in information technology and will consider acquisitions of complementary businesses in order to enhance its competitive position and its level of service.

  Serve the Global Model of New Drug Development

     The Company believes that its ability to conduct clinical trials worldwide enhances its ability to serve the increasingly global model of drug development. The Company has provided clinical research and development services to major North American, European and Japanese pharmaceutical companies. The Company has expanded geographically primarily through internal growth, supplemented by strategic acquisitions, with a goal of serving all major client markets worldwide and positioning the Company to serve developing markets. Since January 1, 1994, the Company has opened offices in Kobe, Milan, Raleigh-Durham, Sydney, Australia and Madrid. PAREXEL is conducting a number of multinational clinical studies designed to pursue concurrent regulatory approvals in multiple countries. The Company believes that the expertise developed by conducting multi-jurisdictional clinical trials is a competitive advantage as pharmaceutical companies increasingly pursue regulatory approvals in multiple jurisdictions in parallel.

     The Company believes that the efficient delivery of high-quality clinical services requires adherence to standardized procedures on a worldwide basis. The Company has devoted considerable resources to developing internal standard operating procedures. These procedures, together with the Company's information technology, enable the Company to reduce the time involved in preparing regulatory submissions by concurrently compiling and analyzing large volumes of data from multinational trials and preparing regulatory submissions for filings on a global basis.

  Address All Aspects of Clinical Research; Offer Flexible Menu of Services

     The Company offers a full range of services that encompasses the clinical research process. The Company believes that its knowledge and experience in all stages of clinical research enhance its credibility with prospective clients. The Company's full range of services and global experience complement the research and development departments of pharmaceutical and biotechnology companies. In order to meet the needs of specific clients, PAREXEL offers its services on either an individual or a bundled basis. This approach allows the Company to establish a relationship with a new client with the need for a particular service which may in turn lead to larger, more comprehensive projects. This flexibility allows PAREXEL to deliver its services by operating autonomously or by working in close collaboration with its clients. In some cases, the Company has taken advantage of the flexibility of its information technology systems to gain direct access to client data on client systems. In addition, the Company provides regulatory periodicals, training materials and seminars and other complementary information products and services designed to meet its clients' demands for increased productivity in clinical development.

  Conduct Scientifically Demanding Trials

     The Company provides its services in connection with scientifically and clinically demanding trials in a wide range of therapeutic areas, such as trials involving the testing of drugs developed by biotechnology companies and drugs addressing complex diseases such as AIDS, cancer and Alzheimer's. The Company's leadership in AIDS is evidenced by the selection of PAREXEL as the CRO for the Intercompany Collaborative for AIDS Drug Development, a consortium including 18 global leaders in AIDS research. Other therapeutic categories in which the Company has expertise include neurology, oncology, gastroenterology, endocrinology, cardiology, hematology, immunology, rheumatology and the study of pulmonary, reproductive and infectious diseases. The Company believes that as trials involve increasingly complex therapeutic areas, CROs with a broad range of experience have a competitive advantage over other companies with more limited capabilities.

  Continue Investment in Information Technology

     The Company believes that superior information technology is essential to enable a CRO to provide project services concurrently in multiple countries, expand its geographic operations to meet the global needs of the pharmaceutical and biotechnology industries and provide innovative services designed to expedite the clinical trials process. The Company has an extensive and effective global information technology network and believes that its information technology provides it with a significant competitive advantage. The Company's information technology supports its global organizational structure by enabling all offices to exchange information with each other so that several offices worldwide can work simultaneously on a project. The global information technology network also allows the Company to track the progress of ongoing client projects and predict more accurately and quickly its future personnel needs to meet client contract commitments. In addition, the Company's open and flexible information technology system can be adapted to the multiple needs of different clients and regulatory systems. For example, the system enables the Company to reduce the time involved in preparing regulatory submissions by concurrently compiling and analyzing large volumes of data from multinational trials and preparing regulatory submissions for filings on a global basis. This system also enables the Company to respond quickly to client inquires on the progress of projects and, in some cases, to gain direct access to client data on client systems.

SERVICES

     The Company provides a full range of clinical research and development services, including clinical trials management, clinical data management, biostatistical analysis, study design and regulatory affairs services, including product registrations with regulatory authorities for its clients. The Company provides services individually or as an integrated package of two or more services. The Company's full range of services and global experience complement the research and development departments of the Company's clients. In addition, the Company's Information Products Division ("IPD") offers specialized clinical consulting and training services and related products.

  Clinical Trials Management Services

     PAREXEL offers complete services for the design, initiation and management of clinical trial programs, a critical element in obtaining regulatory approval for drugs. The Company has performed services in connection with trials in most therapeutic areas, including neurology, oncology, gastroenterology, endocrinology, cardiology, hematology, immunology, rheumatology and the study of pulmonary, reproductive and infectious diseases. PAREXEL's multi-disciplinary clinical trials group examines a product's existing preclinical and clinical data to design clinical trials to provide evidence of the product's safety and efficacy.

     PAREXEL can manage every aspect of clinical trials, including design, placement, initiation, monitoring, report preparation and strategy development. See "Government Regulation -- New Drug Development-An Overview." Most of the Company's clinical trials management projects involve Phase II or III clinical trials, which are generally much larger and more complex than Phase I trials.

     Clinical trials are monitored for and with strict adherence to good clinical practices ("GCP"). The design of efficient Case Report Forms ("CRF"), detailed operations manuals and site visits by PAREXEL's clinical research associates ensure that clinical investigators and their staffs follow the established protocols of the studies. The Company has adopted standard operating procedures which are intended to satisfy regulatory requirements and serve as a tool for controlling and enhancing the quality of PAREXEL's worldwide clinical services.

     Clinical trials represent one of the most expensive and time-consuming parts of the overall drug development process. The information generated during these trials is critical for gaining marketing approval from the FDA or other regulatory agencies. PAREXEL's clinical trials management group assists clients with one or more of the following steps:

     - Study Protocol Design. The protocol defines the medical issues the study seeks to examine and the statistical tests that will be conducted. Accordingly, the protocol defines the frequency and type of laboratory and clinical measures that are to be tracked and analyzed. The protocol also defines the number of patients required to produce a statistically valid result, the period of time over which they must be tracked and the frequency and dosage of drug administration. The study's success depends on the protocol's ability to predict correctly the requirements of the regulatory authority.

     - Case Report Forms Design. Once the study protocol has been finalized, CRFs must be developed. The CRF may change at different stages of a trial. The CRFs for one patient in a given study may consist of 100 or more pages.

     - Site and Investigator Recruitment. The drug is administered to patients by physicians, referred to as investigators, at hospitals, clinics or other locations, referred to as sites. Potential investigators may be identified by the drug sponsor or the CRO. The CRO generally solicits the investigators' participation in the study. The trial's success depends on the successful identification and recruitment of investigators with an adequate base of patients who satisfy the requirements of the study protocol. The Company has access to several thousand investigators who have conducted clinical trials for the Company.

     - Patient Enrollment. The investigators find and enroll patients suitable for the study. The speed with which trials can be completed is significantly affected by the rate at which patients are enrolled. Prospective patients are required to review information about the drug and its possible side effects, and sign an informed consent form to record their knowledge and acceptance of potential side effects. Patients also undergo a medical examination to determine whether they meet the requirements of the study protocol. Patients then receive the drug and are examined by the investigator as specified by the study protocol.

     - Study Monitoring and Data Collection. As patients are examined and tests are conducted in accordance with the study protocol, data are recorded on CRFs and laboratory reports. The data are collected from study sites by specially trained persons known as monitors. Monitors visit sites regularly to ensure that the CRFs are completed correctly and that all data specified in the protocol are collected. The monitors take completed CRFs to the study coordinating site, where the CRFs are reviewed for consistency and accuracy before their data is entered into an electronic database. The Company's study monitoring and data collection services comply with the FDA's adverse events reporting guidelines.

     - Report Writing. The findings of statistical analysis of data collected during the trial together with other clinical data are included in a final report generated for inclusion in a regulatory document.

     - Medical Services. Throughout the course of a clinical trial, PAREXEL's physicians can provide a wide range of medical research and consulting services, including medical monitoring of clinical trials.

  Clinical Data Management and Biostatistical Services

     PAREXEL's data management professionals assist in the design of CRFs, as well as training manuals for investigators, to ensure that data are collected in an organized and consistent format. Databases are designed according to the analytical specifications of the project and the particular needs of the client. Prior to data entry, PAREXEL personnel screen the data to detect errors, omissions and other deficiencies in completed CRFs. The Company provides clients with data abstraction, data review and coding, data entry, database verification and editing and problem data resolution.

     The Company has extensive experience in the United States and Europe in the creation of scientific databases for all phases of the drug development process, including the creation of customized databases to meet client-specific formats, integrated databases to support New Drug Application submissions and databases in strict accordance with FDA and European specifications. For example, the Company recently completed, in support of a New Drug Application filing, an expanded access program with over 2,000 investigators enrolling over 11,000 patients at sites located in 26 countries, including 17 in Europe, five in South America, two in Central America, the United States and Australia. Over 300,000 pages of CRF data were collected from these sites and merged into one integrated database.

     PAREXEL's biostatistics professionals assist clients with all phases of drug development, including biostatistical consulting, database design, data analysis and statistical reporting. These professionals develop and review protocols, design appropriate analysis plans and design report formats to address the objectives of the study protocol as well as the client's individual objectives. Working with the programming staff, biostatisticians perform appropriate analyses and produce tables, graphs, listings and other applicable displays of results according to the analysis plan. Frequently, biostatisticians represent clients during panel hearings at the FDA.

  Regulatory Affairs Services

     PAREXEL provides comprehensive regulatory product registration services for pharmaceutical and biotechnology products in major jurisdictions in Europe and North America, including regulatory strategy formulation, document preparation and liaison with the FDA and other regulatory agencies. In addition, the Company provides the services of qualified experts to assist with good manufacturing practices ("GMP") compliance in existing manufacturing plants and to assure that new facilities are built to conform to GMP. PAREXEL's staff provides on-site GMP training sessions and conducts internal and external quality control and quality assurance audits.

     PAREXEL works closely with clients to devise regulatory strategies and comprehensive product development programs. The Company's regulatory affairs experts review existing published literature, assess the scientific background of a product, assess the competitive and regulatory environment, identify deficiencies and define the steps necessary to obtain registration in the most expeditious manner. Through this service, the Company helps its clients determine the feasibility of developing a particular product or product line.

  Information Products Division

     The Company's Information Products Division offers a range of specialized clinical consulting and training services and related products through Barnett International Corporation, a subsidiary of the Company, and through IPD's publications group. Barnett International Corporation is a leader in providing training, conferences, education and management consulting services to the worldwide clinical research community, with extensive experience in organization structure, curriculum design and human resource management in clinical research. The publications group produces several publications covering regulatory issues, including the monthly U.S. Regulatory Reporter (launched in 1984), books such as New Drug Development: A Regulatory Overview and Biologics Development: A Regulatory Overview, and reports such as CANDA: A Regulatory, Technology, and Strategy Report and GCPs in the U.S., E.C., and Nordic Council: An International Comparative Report.

INFORMATION SYSTEMS

     The Company is committed to investing in information technology designed to help the Company provide high quality services in a cost effective manner and to manage its internal resources. The Company believes it is one of a few CROs that has an extensive and effective global information technology network. The Company has built on its network by developing a number of proprietary information systems that address critical aspects of its business. These systems track all aspects of the Company's projects utilizing:

     - PROGEN(TM) -- A dynamic proposal and budget generation system first developed and implemented globally in fiscal 1991. PROGEN generates accurate and timely resource budgets in response to client requests for proposals and also enables the Company to efficiently project staffing requirements.

     - TIMS(TM) -- An on-line time information management system, implemented in North America in January 1994 and globally in January 1995. TIMS records and tracks all hours spent by employees and enables managers to compare such information with the PROGEN resource budget.

     - FORE(TM) -- An on-line revenue and resource forecasting system implemented in January 1995 in North America and in June 1995 in Europe. FORE tracks actual resource utilization for and progress of client projects and allows management to efficiently deploy future resources to match the progress of each project.

     - CIMS(TM) -- An on-line clinical information management system introduced in fiscal 1993 in North America and in fiscal 1995 in Europe. CIMS allows each clinical project manager to monitor and control the progress of an entire clinical trial, including providing real-time access to information on site recruitment, tracking of patient information, monitor information, investigator payments and drug shipments, as well as participate in a Company-wide integrated reporting system.

     - DEMS(TM) -- A flexible, multi-user clinical trials data-entry and data management system implemented in March 1995 in North America and August 1995 in Europe. DEMS encompasses data-entry, verification and validation and provides for real-time CRF tracking and coding of clinical data and promotes standardization of clinical data management processes at all of the Company's worldwide locations.

     Although the Company began to implement its information systems in 1990, the Company's current information systems were not completely adopted until fiscal 1995. The Company's information systems group has 45 employees responsible for technology procurement, applications development and management of the Company's worldwide computer network. The wide area network links ten local area networks, interconnecting approximately 1,300 computers worldwide. The Company's information systems are designed to work in support of and reinforce the Company's standard operating procedures. The Company's information technology system is open and flexible, allowing it to be adapted to the multiple needs of different clients and regulatory systems. This system also enables the Company to respond quickly to client inquiries on the progress of projects and, in some cases, to gain direct access to client data on client systems.

SALES AND MARKETING

     PAREXEL's marketing strategy is to focus on prospective clients whose clinical development projects are large and complex and to develop close relationships with key decision-makers throughout its clients' drug development organizations. The Company's client relations professionals, senior executives and project team leaders all share responsibility for the maintenance of key client relationships and business development activities. The Company believes that its emphasis on developing close relationships with its clients leaves it well positioned to benefit from the trend among pharmaceutical companies to concentrate their outsourcing among fewer CROs. The Company's core marketing activities are complemented by the industry conferences and publications offered by the Company's IPD. Although the IPD activities are conducted as independent business activities, the Company believes that the IPD offerings enhance the Company's market position in the drug development community.

     The Company's marketing activities are coordinated by PAREXEL's client service executives in each of the Company's U.S. locations as well as the Company's locations in France, Germany, Italy, Japan and the United Kingdom. Most of the Company's business development personnel have technical or scientific backgrounds and many are physicians, pharmacologists, statisticians and regulatory affairs professionals. The Company coordinates its worldwide marketing efforts through a computerized system that is integrated into each of the Company's locations.

CLIENTS

     PAREXEL has served most of the leading U.S., European and Japanese pharmaceutical companies. PAREXEL's clients also include companies which develop biotechnology and other emerging technologies.

     The Company has in the past derived, and may in the future derive, a significant portion of its net revenue from a relatively limited number of major projects or clients. Concentrations of business in the CRO industry are not uncommon and the Company is likely to experience such concentration in fiscal 1996 and in future years. In fiscal 1993, two clients accounted for approximately 12.9% and 11.3%, respectively, of the Company's consolidated net revenue. In fiscal 1994 and 1995 and the nine months ended March 31, 1996, no single customer accounted for more than 10% of consolidated net revenue. In fiscal 1993, 1994 and 1995 and the nine months ended March 31, 1996, the Company's top five customers accounted for 44.4%, 29.8%, 25.2% and 26.2%, respectively, of the Company's consolidated net revenue. The loss of business from a significant client could materially and adversely affect the Company's net revenue.

COMPETITION

     The Company primarily competes against in-house departments of pharmaceutical companies, full service CROs, and, to a lesser extent, universities and teaching hospitals. Some of these competitors have substantially greater capital, technical and other resources than the Company. CROs generally compete on the basis of previous experience, medical and scientific expertise in specific therapeutic areas, the quality of contract research, the ability to organize and manage large-scale trials on a global basis, the ability to manage large and complex medical databases, the ability to provide statistical and regulatory services, the ability to recruit investigators, the ability to integrate information technology with systems to improve the efficiency of contract research, an international presence with strategically located facilities, financial viability and price. PAREXEL believes that it competes favorably in these areas.

     The CRO industry is highly fragmented, with participants ranging from several hundred small, limited-service providers to several large, full-service CROs with global operations. PAREXEL believes that it is the fourth largest full-service CRO, based on estimated annual net revenue. The three largest CROs are Corning Lab Services, Inc., a subsidiary of Corning, Inc., Applied Bioscience International, Inc. and Quintiles Transnational Corporation. In addition, the fifth largest CRO is ClinTrials Research, Inc. The trend toward CRO industry consolidation has resulted in heightened competition among the larger CROs for clients and acquisition candidates. In addition, consolidation within the pharmaceutical industry as well as a trend toward the concentration by pharmaceutical companies of outsourcing among fewer CROs has led to heightened competition for CRO contracts.

GOVERNMENT REGULATION

  New Drug Development -- An Overview

     Before a new drug may be marketed in North America or Europe, the drug must undergo extensive testing and regulatory review in order to determine that the drug is safe and effective. The stages of this development process are as follows:

     - Preclinical Research (1 to 3.5 years). In vitro ("test tube") and animal studies to establish the relative toxicity of the drug over a wide range of doses and to detect any potential to cause birth defects or cancer. If results warrant continuing development of the drug, the manufacturer will file for an IND (Investigational New Drug Application), upon which the FDA may grant permission to begin human trials.

     - Clinical Trials  (3.5 to 6 years)

        - Phase I (6 months to 1 year). Basic safety and pharmacology testing in 20 to 80 human subjects, usually healthy volunteers, includes studies to determine how the drug works, how it is affected by other drugs, where it goes in the body, how long it remains active, and how it is broken down and eliminated from the body.

        - Phase II (1 to 2 years). Basic efficacy (effectiveness) and dose-range testing in 100 to 200 afflicted volunteers to help determine the best effective dose, confirm that the drug works as expected, and provide additional safety data.

        - Phase III (2 to 3 years). Efficacy and safety studies in hundreds or thousands of patients at many investigational sites (hospitals and clinics) can be placebo-controlled trials, in which the new drug is compared with a "sugar pill," or studies comparing the new drug with one or more drugs with established safety and efficacy profiles in the same therapeutic category.

     - TIND (May span late Phase II, Phase III, and FDA review). When results from Phase II or Phase III show special promise in the treatment of a serious condition for which existing therapeutic options are limited or of minimal value, the FDA may allow the manufacturer to make the new drug available to a larger number of patients through the regulated mechanism of a TIND (Treatment Investigational New Drug). Although less scientifically rigorous than a controlled clinical trial, a TIND may enroll and collect a substantial amount of data from tens of thousands of patients.

     - NDA Preparation and Submission. Upon completion of Phase III trials, the manufacturer assembles the statistically analyzed data from all phases of development into a single large document, the New Drug Application (NDA), which today comprises, on average, roughly 100,000 pages.

     - FDA Review & Approval (1 to 1.5 years). Careful scrutiny of data from all phases of development (including a TIND) to confirm that the manufacturer has complied with regulations and that the drug is safe and effective from the specific use (or "indication") under study.

     - Post-Marketing Surveillance and Phase IV Studies. Federal regulation requires the manufacturer to collect and periodically report to FDA additional safety and efficacy data on the drug for as long as the manufacturer markets the drug (post-marketing surveillance). If the drug is marketed outside the U.S., these reports must include data from all countries in which the drug is sold. Additional studies (Phase IV) may be undertaken after initial approval to find new uses for the drug, to test new dosage formulations, or to confirm selected non-clinical benefits, e.g., increased cost-effectiveness or improved quality of life.

     The FDA's regulatory requirements have served as the model for much of the regulation for new drug development worldwide. As a result, similar regulatory requirements exist in the other countries in which the Company operates. The Company's regulatory capabilities include knowledge of the specific regulatory requirements in various countries, and the Company has managed simultaneous regulatory submissions in more than one country for a number of drug sponsors. Beginning in 1991, the FDA and corresponding regulatory agencies of Canada, Japan and Western Europe commenced discussions to develop harmonized standards for preclinical and clinical studies and the format and content of applications for new drug approvals. Data from multinational studies adhering to GCP are now generally acceptable to the FDA, Canadian and Western European regulators.

     The clinical investigation of new drugs is highly regulated by government agencies. The standard for the conduct of clinical research and development studies comprises GCP, which stipulates procedures designed to ensure the quality and integrity of data obtained from clinical testing and to protect the rights and safety of clinical subjects. While GCP has not been formally adopted by the FDA nor, with certain exceptions, by similar regulatory authorities in other countries, some provisions of GCP have been included in regulations adopted by the FDA. Furthermore, in practice, the FDA and many other regulatory authorities require that study results submitted to such authorities be based on studies conducted in accordance with GCP.

     The services provided by PAREXEL are ultimately subject to FDA regulation in the U.S. and comparable agencies in other countries. The Company is obligated to comply with FDA requirements governing such activities as obtaining patient informed consents, verifying qualifications of investigators, reporting patients' adverse reactions to drugs and maintaining thorough and accurate records. The Company must maintain source documents for each study for specified periods, and such documents may be reviewed by the study sponsor and the FDA during audits. Non-compliance with GCP can result in the disqualification of data collected during a clinical trial.

POTENTIAL LIABILITY AND INSURANCE

     PAREXEL's clinical research services center on the testing of new drugs on human volunteers pursuant to a study protocol. Clinical research involves a risk of liability for personal injury or death to patients due, among other reasons, to possible unforeseen adverse side effects or improper administration of the new drug. Many of these patients are already seriously ill and are at risk of further illness or death. The Company has not experienced any claims to date arising out of any clinical trial managed or monitored by it.

     The Company believes that the risk of liability to patients in clinical trials is mitigated by various regulatory requirements, including the role of institutional review boards ("IRBs") and the need to obtain each patient's informed consent. The FDA requires each human clinical trial to be reviewed and approved by the IRB at each study site. An IRB is an independent committee that includes both medical and non-medical personnel and is obligated to protect the interests of patients enrolled in the trial. After the trial begins, the IRB monitors the protocol and measures designed to protect patients, such as the requirement to obtain informed consent.

     To reduce its potential liability, PAREXEL seeks to obtain indemnity provisions in its contracts with clients and with investigators hired by the Company on behalf of its clients. These indemnities generally do not, however, protect PAREXEL against certain of its own actions such as those involving negligence. Moreover, these indemnities are contractual arrangements that are subject to negotiation with individual clients, and the terms and scope of such indemnities can vary from client to client and from study to study. Finally, the financial performance of these indemnities is not secured, so that the Company bears the risk that an indemnifying party may not have the financial ability to fulfill its indemnification obligations. PAREXEL could be materially and adversely affected if it were required to pay damages or incur defense costs in connection with a claim that is outside the scope of an indemnity or where the indemnity, although applicable, is not performed in accordance with its terms.

     The Company currently maintains an errors and omissions professional liability insurance policy. There can be no assurance that this insurance coverage will be adequate, or that insurance coverage will continue to be available on terms acceptable to the Company.

INTELLECTUAL PROPERTY

     The Company believes that factors such as its ability to attract and retain highly-skilled professional and technical employees and its project management skills and experience are significantly more important to its business than are any intellectual property rights developed by it. PAREXEL has developed certain computer software and related methodologies that the Company has sought to protect through a combination of contracts, copyrights and trade secrets; however, the Company does not consider the loss of exclusive rights to any of this software or methodology to be material to the Company's business.

EMPLOYEES

     As of March 31, 1996, the Company had approximately 1,150 employees, of which over 100 hold Ph.D. or M.D. degrees and over 225 others hold masters degrees. Approximately 62% of the full-time employees are located in North America and 37% are located in Europe. The Company believes that its relations with its employees are good.

     The success of the Company's business depends on its ability to attract and retain a qualified professional, scientific and technical staff. The level of competition among employers for skilled personnel, particularly those with Ph.D., M.D. or equivalent degrees, is high. The Company believes that its multinational presence, which allows for international transfers, is an advantage in attracting employees. In addition, the Company believes that the wide range of clinical trials in which it participates allows the Company to offer a broad experience to clinical researchers. While the Company has not experienced any significant difficulties in attracting or retaining qualified staff to date, there can be no assurance the Company will be able to avoid such difficulties in the future.

FACILITIES

     PAREXEL leases all of its facilities. The Company's principal executive offices are located in Waltham, Massachusetts, where it leases approximately 83,000 square feet under leases that expire in August 2001. The Company also maintains North American offices in Philadelphia, Raleigh-Durham and San Diego. The Company's European subsidiaries maintain offices in Berlin, Frankfurt, London, Milan, Paris and Madrid. The Company's Japanese subsidiary is located in Kobe. The Company's Australian subsidiary is located in Sydney.

LEGAL PROCEEDINGS

     The Company is a defendant in a proceeding initiated by a former shareholder of a business which was subsequently acquired by the Company captioned Tallon v. Harwood, Barnett, Barnett Associates, Inc. and PAREXEL International Corporation, 92-3496. The proceeding was filed on March 3, 1992 in the Court of Common Pleas, Delaware County, Pennsylvania. The plaintiff, whose shares were acquired by the other two shareholders of the acquired business approximately three months prior to the acquisition of the business by PAREXEL, is seeking unspecified monetary damages based on a claim that his shares were purchased at an unfairly low price. The Company has filed an answer specifically denying the material allegations raised in the plaintiff's complaint and raising various affirmative defenses. The Company believes that resolution of this matter will not have a material adverse effect on the financial position, results of operations or business of the Company.

     The Company is not a party to, and is not aware of, any proceeding involving any material claims arising out of any clinical trial that it managed or monitored.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

                     NAME                    AGE                  POSITIONS
    ---------------------------------------  ---   ---------------------------------------
    Josef H. von Rickenbach................  41    President, Chief Executive Officer,
                                                     Chairman of the Board and Director
    William T. Sobo, Jr. ..................  39    Senior Vice President, Chief Financial
                                                     Officer, Treasurer and Clerk
    Barry R. Philpott......................  47    President, European Operations
    Veronica G.H. Jordan, Ph.D. ...........  46    Senior Vice President
    John G. Lee, Ph.D. ....................  62    Senior Vice President
    R. Adrian Otte, M.D. ..................  40    Senior Vice President
    Taylor J. Crouch.......................  36    Senior Vice President
    Paule Dapres, M.D. ....................  51    Senior Vice President
    A. Dana Callow, Jr.(1)(2)(3)...........  44    Director
    Patrick J. Fortune(1)..................  49    Director
    Prof. Dr. med. Werner M. Herrmann......  55    Director and Chief Scientific Officer
    Peter Barton Hutt......................  61    Director
    James A. Saalfield(2)(3)...............  49    Director

- ---------------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.
(3) Member of Stock Option Committee.

     JOSEF H. VON RICKENBACH co-founded PAREXEL in 1983 and has served as a director since then. Prior to his involvement with PAREXEL, he was European Area Manager with ERCO (now ENSECO), Inc., a diversified testing and technical consulting company. Mr. von Rickenbach has worked for Schering-Plough, Inc., and 3M (East), a division of Minnesota Mining and Manufacturing, Inc. Mr. von Rickenbach received an M.B.A. from the Harvard University Graduate School of Business Administration and has an undergraduate degree from the Lucerne College of Economics and Administration.

     WILLIAM T. SOBO, JR. is responsible for all financial and administrative activities of the Company. Prior to joining PAREXEL in 1987, Mr. Sobo was a supervisor at Coopers & Lybrand in the emerging business/ middle market group and also served as the controller for a regional financial consulting firm. Mr. Sobo is a Certified Public Accountant and received an M.B.A. from Boston University and a B.S. from the Wharton School at the University of Pennsylvania.

     BARRY R. PHILPOTT is responsible for the general management of PAREXEL's European operations, based in London, England. Prior to joining PAREXEL in 1993, Mr. Philpott served in several senior management positions with EG&G Inc., a diversified technology company based in Massachusetts, most recently as General Manager of its Worldwide Optical & Analytical Division. Previous to this position he was the President and Managing Director of EG&G Applied Research Corp.

     VERONICA G.H. JORDAN, PH.D., is responsible for client relations and marketing activities at PAREXEL. Before joining PAREXEL in 1987, Dr. Jordan was Director of Marketing and Business Development at Biogen, Inc. Previously, Dr. Jordan worked at Clinical Assays, a division of Baxter Travenol. Dr. Jordan has a Ph.D. from Oxford University and a B.S. from Cambridge University.

     JOHN G. LEE, PH.D., is the head of worldwide statistical activities of the Company. Prior to joining PAREXEL in 1988, Dr. Lee worked at The Upjohn Company for over 20 years in positions of increasing responsibility in the biostatistical area and most recently as Director of Statistics for the Medical Affairs Division for eight years. Dr. Lee received a Ph.D. and an M.S. from the University of Minnesota.

     R. ADRIAN OTTE, M.D., is responsible for the Company's medical monitoring and medical writing services for ongoing clinical trials. Prior to joining PAREXEL's operation in Germany as Vice President, Clinical

Research Europe and General Manager of PAREXEL's Central European Region, Dr. Otte served in several senior management positions, most recently as Head of Clinical Research, at Duphar BV, Holland. Dr. Otte received his medical degree at the Welsh National School of Medicine and is a Fellow of the Faculty of Pharmaceutical Medicine.

     TAYLOR J. CROUCH is responsible for the Company's client relations activities, including proposal preparation, contract negotiations and account management, and is responsible for the Company's worldwide marketing activities. Prior to joining PAREXEL's operation in Germany as Vice President, Client Relations and Marketing in 1991, Mr. Crouch served in several senior management positions, most recently as Marketing Operations Manager, at Schering-Plough, Inc. in Germany. Mr. Crouch received an M.B.A. from the University of Chicago.

     PAULE DAPRES, M.D. is responsible for the Company's European clinical operations. Prior to joining PAREXEL in 1992, Dr. Dapres served in several senior management positions at Schering Plough, Inc. Dr. Dapres received her M.D. degree from the University of Paris.

     A. DANA CALLOW, JR. was elected a director of the Company in June 1986. Since December 1982, Mr. Callow has been a general partner of the general partner of several of Boston Capital Ventures' limited partnerships including Boston Capital Ventures International Limited Partnership, Boston Capital Ventures Limited Partnership, Boston Capital Ventures II Limited Partnership and Boston Capital Ventures III, Limited Partnership. Mr. Callow is a director of a number of privately held companies, including Tektagen Incorporated and ILEX Oncology, Inc.

     PATRICK J. FORTUNE, PH.D. was elected a director of the Company in June 1996. Mr. Fortune is Vice President, Information Technology and Chief Information Officer of Monsanto Company. From 1994 to October 1995, Mr. Fortune was President and Chief Operating Officer, Chief Information Officer and a member of the Board of Directors of Coram Healthcare Corporation. From 1991 to 1994, Mr. Fortune was Corporate Vice President, Information Management at Bristol-Myers Squibb. Prior to that, Mr. Fortune was Senior Vice President and General Manager of Packaging Corporation of America, a subsidiary of Tenneco and held several management positions with Baxter International Inc., including Corporate Vice President, Vice President, Research and Development and Vice President, Information Services. Mr. Fortune has been named as a party in four class action or derivative lawsuits, generally alleging violations of certain anti-fraud provisions of federal securities law, filed in late 1995 against Coram Healthcare Corporation and its other officers and directors. These actions are currently pending and no determination can be made regarding their outcome.

     PROF. DR. MED. WERNER M. HERRMANN is Chief Scientific Officer for PAREXEL and was elected a director of the Company in April 1991. Dr. Herrmann founded a Berlin-based provider of clinical and biostatistical and clinical data management services in 1982, which was acquired by PAREXEL and renamed PAREXEL GmbH Independent Pharmaceutical Research Organization ("PAREXEL GmbH"). Prior to 1982, Dr. Herrmann was head of the Psychiatry and Neurology Branch, Department of Experimental and Clinical Pharmacology, Institute for Drugs, Federal Health Office, Berlin, Germany, from 1979 to 1982. Dr. Herrmann is a Full Professor at the Department of Psychiatry, Free University of Berlin.

     PETER BARTON HUTT was elected a director of the Company in March 1989. Mr. Hutt is a partner in the Washington, D.C. law firm of Covington & Burling, specializing in food and drug law and in government regulation of health and safety. He is a director of several pharmaceutical and drug development companies, including IDEC Pharmaceuticals, Inc., Emisphere Technologies, Inc., Interneuron Pharmaceuticals, Inc., Vivus, Inc., Sparta, Inc. and Cell Genesys, Inc. From 1971 to 1975, Mr. Hutt was Chief Counsel for the FDA.

     JAMES A. SAALFIELD was elected a director of the Company in January 1993. Mr. Saalfield is a retired general partner of Fleet Venture Partners I, II, III and IV and managing general partner of Dean's Hill L.P. and The Still River Fund and President of The Still River Management Company. Mr. Saalfield served as the senior vice president of Fleet Venture Resources, Inc. and senior vice president of Fleet Growth Resources, Inc. from 1985 to 1993. Mr. Saalfield is a director of a number of companies, including KVH Industries and Bioshelters.

     Each director holds office until that director's successor has been duly elected and qualified. Upon the closing of the Company's initial public offering, the Company's Board of Directors was divided into three classes, with staggered three-year terms. Messrs. Herrmann and Fortune serve in the class whose term expires in 1996; Messrs. Saalfield and Hutt serve in the class whose term expires in 1997; and Messrs. von Rickenbach and Callow serve in the class whose term expires in 1998. Upon the expiration of the term of each class of directors, persons comprising such class of persons will be elected for a three-year term at the next succeeding annual meeting of stockholders.

     Mr. Callow, a director, was granted a non-qualified option to purchase 100,000 shares of Common Stock in March 1989 at an exercise price of $0.75 per share. This option was exercised in full in March 1994 and the shares transferred to Boston Capital Ventures International Limited Partnership and Boston Capital Ventures Limited Partnership. Mr. Hutt, a director, was granted a non-qualified option to purchase 17,500 shares of Common Stock in March 1989 at an exercise price of $0.75 per share and a non-qualified option to purchase 10,000 shares of Common Stock in March 1994 at an exercise price of $12.50 per share. Messrs. Callow and Saalfield, current non-employee directors of the Company, were each granted a non-qualified option to purchase 10,000 shares of Common Stock in May 1994 at an exercise price of $12.50 per share. Mr. Hutt's March 1994 option was initially exercisable as to 3,333 shares, with the remaining shares vesting in two installments in March 1995 and March 1996, subject to specified meeting attendance requirements. The May 1994 options granted to Messrs. Callow and Saalfield become exercisable in three equal annual installments, beginning on the first anniversary of the date of grant, subject to specified meeting attendance requirements.

     The Company's 1995 Non-Employee Director Stock Option Plan (the "Director Plan") provides for the grant of options to purchase a maximum of 300,000 shares of Common Stock of the Company to non-employee directors of the Company. Under the Director Plan, each non-employee director who was a member of the Board of Directors on the effective date of the Company's initial public offering received options under the Director Plan. In addition, each non-employee director first elected to the Board of Directors after the effective date of the Company's initial public offering will receive an option for 10,000 shares on the date of his or her election. The Director Plan further provides for an automatic grant of an option for 10,000 shares on the first business day of July of each year, beginning in July 1996, to each non-employee director who has continuously served for the lesser of (i) the previous full year or (ii) since the last annual meeting of stockholders at which directors were elected. The exercise price per share for all options granted under the Director Plan will be equal to the market price of the Common Stock as of the date of grant. The options will become exercisable in three equal annual installments beginning on the first anniversary of the date of grant, subject to specified meeting attendance requirements. Options to purchase an aggregate of 126,500 shares of Common Stock have been granted to date under the Director Plan. The only cash compensation payable to non-employee directors is $1,500 per day of Board or committee meetings (with not more than one $1,500 payment being made for any one day). Outside directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and Board committees.

     Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. von Rickenbach, the President, Chief Executive Officer, and Chairman of the Company, served as a member of the Compensation Committee of the Board of Directors until July 1, 1996.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid or accrued by the Company for services rendered for fiscal 1995 to each of the Company's executive officers or former executive officers whose total salary and bonus exceeded $100,000 during fiscal 1995. The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during that fiscal year. The Company does not have a defined benefit or actuarial plan.

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION
                                      --------------------------------
                                         FISCAL                          OTHER ANNUAL       ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR      SALARY(1)   BONUS    COMPENSATION    COMPENSATION(2)
- ---------------------------              ------     ---------   -----    ------------    ---------------
Josef H. von Rickenbach.............      1995       $183,545  $     0      $26,973(3)       $ 3,450
  President, Chief Executive Officer
  and Chairman
Steven D. Reich, M.D.(4)............      1995        164,822   16,666       --                  912
  Senior Vice President
Barry R. Philpott...................      1995        146,300        0       --               11,704
  President, European Operations
John G. Lee, Ph. D..................      1995        139,135        0       --                2,964
  Senior Vice President
Veronica G.H. Jordan, Ph.D..........      1995        116,833   25,063       --                3,446
  Senior Vice President

- ---------------

(1) Includes commissions.
(2) Contributions to defined contribution plans.
(3) Includes $11,084 automobile allowance and $15,889 related to interest on stock subscriptions receivable.
(4) In a letter dated September 27, 1995, Dr. Reich resigned as an employee of the Company effective December 1, 1995.

OPTIONS

     No options or stock appreciation rights were granted during the year ended June 30, 1995 to the executives named in the Summary Compensation Table above. Since June 30, 1995, options to purchase 84,000 shares have been granted to the executives named in the Summary Compensation Table above, including options to purchase 50,000, 15,000 and 10,000 shares to Messrs. von Rickenbach, Philpott and Lee, respectively, and 9,000 shares to Ms. Jordan.

     The following table sets forth information concerning the value of unexercised options as of June 30, 1995 held by the executives named in the Summary Compensation Table above. No options were exercised during the year ended June 30, 1995 by such executives.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                       VALUE OF UNEXERCISED
                                                         NUMBER OF UNEXERCISED             IN-THE-MONEY
                             SHARES                    OPTIONS AT JUNE 30, 1995     OPTIONS AT JUNE 30, 1995(1)
                            ACQUIRED       VALUE     ----------------------------- -----------------------------
NAME                      ON EXERCISE(#) REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ----                      -------------- -----------   -----------   -------------   -----------   -------------
Josef H. von
  Rickenbach.............       --           --          60,000             0         $864,000       $     0
Steven D. Reich,
  M.D.(2)................       --           --          30,000             0          437,000             0
Barry R. Philpott........       --           --           2,000         8,000            5,000        20,000
John G. Lee, Ph.D........       --           --          60,000             0          864,000             0
Veronica G.H. Jordan,
  Ph.D...................       --           --          10,000             0          146,500             0

- ---------------

(1) Value based on the Company's initial public offering price per share of $15.00.
(2) In a letter dated September 27, 1995, Dr. Reich resigned as an employee of the Company effective December 1, 1995.

     In September 1995, the Company adopted its 1995 Stock Plan which provides for the issuance of a maximum of 500,000 shares of Common Stock pursuant to the grant of incentive stock options to officers and other employees and the grant of non-qualified stock options or stock awards to employees, consultants, directors and officers of the Company. Options to purchase 322,500 shares have been granted under the 1995 Stock Plan at a weighted average exercise price of $30.35.

     In September 1995, the Company adopted its 1995 Employee Stock Purchase Plan (the "1995 Purchase Plan") which provides for the issuance of a maximum of 300,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees. All employees of the Company, except employees who by participating would own five percent or more of the Company's Common Stock, whose customary employment is more than 20 hours per week and more than five months in any calendar year are eligible to participate in the 1995 Purchase Plan. To participate in the 1995 Purchase Plan, an employee must authorize the Company to deduct an amount (not less than one percent nor more than ten percent of a participant's total compensation) from his or her pay during six-month periods commencing on September 1 and March 1 of each year (each a "Plan Period"), but in no case shall an employee be entitled to purchase more than 500 shares in any Plan Period. The exercise price for the option for each Plan Period is 85% of the lesser of the average market price of the Common Stock on the first or last business day of the Plan Period. If an employee is not a participant on the last business day of the Plan Period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded without interest. An employee's rights under the 1995 Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. As of August 14, 1996, 336 employees were enrolled in the 1995 Purchase Plan.

EMPLOYMENT AGREEMENTS

     The Company is party to an employment agreement dated July 2, 1987 with Dr. Veronica G.H. Jordan. Currently, Dr. Jordan is paid an annual base salary of $80,000. The employment agreement with Dr. Jordan may be terminated for cause upon the unanimous action of the Company's Board of Directors.

     The Company and Barry R. Philpott are parties to a letter agreement of employment dated July 6, 1993. Mr. Philpott's current annual base salary is L95,000 (approximately $150,000). The Company may terminate Mr. Philpott's employment upon two months' notice and upon payment of severance benefits equal to one month's base salary per full year of service, with a maximum payment equal to six months' base salary.

     The executive officers of the Company are bound by the terms of a Key Employee Confidentiality and Invention Agreement, pursuant to which confidential information proprietary to the Company obtained during the term of employment by the Company may not be disclosed by the employee during or subsequent to such term of employment, and pursuant to which the employee agrees not to compete with the business of the Company during and for one year subsequent to the term of employment.

     In connection with the acquisition by the Company of PAREXEL GmbH, Dr. Herrmann entered into an employment agreement with PAREXEL GmbH, dated March 11, 1991. The employment agreement was amended as of June 30, 1993. Dr. Herrmann also entered into an employment agreement with the Company on June 30, 1993. The employment agreements provide for a monthly base salary of approximately DM 11,400 (approximately $6,900). The employment agreements with Dr. Herrmann expire on June 30, 1997.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN STOCK TRANSACTIONS

     In February and March 1991, the Company issued pursuant to venture capital financings 468,332 shares and warrants to purchase an additional 92,887 shares of its Series F Convertible Preferred Stock (the "Series F Warrants"). The Company also sold at that time 141,300 shares and a warrant to purchase 90,000 additional shares of its Series G Non-Voting Convertible Preferred Stock. The purchase price per share and exercise price per share was in each case $10.00. Each share of Series F Convertible Preferred Stock and Series G Non-Voting Convertible Preferred Stock automatically converted into one share of Common Stock upon the closing of the Company's initial public offering in November 1995. Series F Convertible Preferred Stock was purchased by the following executive officers: Veronica G.H. Jordan (2,500 shares), John G. Lee (2,500 shares) and William T. Sobo, Jr. (500 shares). The following executive officers were purchasers of Series F Warrants: Veronica G.H. Jordan (750 shares), John G. Lee (750 shares) and William T. Sobo, Jr. (150 shares).

     In April 1992, the Company sold an aggregate of 508,334 shares of Series I Convertible Preferred Stock and warrants to purchase 151,516 shares of Series J Convertible Preferred Stock (the "Series J Warrants"). The shares of Series I Convertible Preferred Stock were sold at a price of $15.00 per share and the Series J Warrants were issued with an exercise price of $16.50 per share. Josef
H. von Rickenbach purchased 2,000 shares of Series I Convertible Preferred Stock. All of the Series J Warrants were exercised in December 1992. All shares of Series I and Series J Convertible Preferred Stock automatically converted into Common Stock on the closing of the Company's initial public offering in November 1995.

     In August 1993, all Series D Convertible Preferred Stock Warrants were exercised by their respective holders. Upon the closing of the Company's initial public offering in November 1995, 226,700 shares of Common Stock were issued upon the automatic conversion of such shares of Series D Convertible Preferred Stock.

     The purchasers of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, the Series C Convertible Preferred Stock, the Series D Convertible Preferred Stock, the Series F Convertible Preferred Stock, the Series F Warrants, the Series G Non-Voting Convertible Preferred Stock, the Series G Warrants, the Series I Convertible Preferred Stock and the Series J Convertible Preferred Stock (collectively, the "Rightsholders") are entitled to require the Company to register under the Act up to a total of approximately 3,067,525 shares of outstanding Common Stock and Common Stock issuable upon exercise of certain outstanding options (the "Registrable Shares") under the terms of certain agreements among the Company and the Rightsholders (the "Registration Agreements"). The Registration Agreements provide that in the event the Company proposes to register any of its securities under the Act at any time or times, the Rightsholders, subject to certain exceptions, shall be entitled to include Registrable Shares in such registration. However, the managing underwriter of any such offering may exclude for marketing reasons some or all of such Registrable Shares from such registration. Substantially all of the Rightsholders have, subject to certain conditions and limitations, additional rights to require the Company to prepare and file a registration statement under the Act with respect to their Registrable Shares if Rightsholders holding at least 40% of the Registrable Shares held by all such Rightsholders so request. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions.

ACQUISITION OF PAREXEL GMBH

     In March 1991, the Company entered into a sales contract with Dr. Werner M. Herrmann to acquire Dr. Herrmann's majority stockholder interest in AFB Arzneimittelforschung GmbH in Berlin, a German corporation, for a purchase price of DM 3,000,000 (approximately $1.8 million) and 128,493 shares of the Company's Series H Preferred Stock. A Stock Purchase, Restriction and Registration Rights Agreement dated March 11, 1991 between the Company and Dr. Herrmann governs the rights and preferences of the Series H Convertible Preferred Stock, including certain registration rights. Each share of Series H Convertible Preferred Stock owned by Dr. Herrmann automatically converted into one share of Common Stock upon the closing of the Company's initial public offering. See Note 3 of Notes to Consolidated Financial Statements of the Company.

     In connection with the acquisition, Dr. Herrmann entered into an employment agreement with PAREXEL GmbH, dated March 11, 1991. The employment agreement was amended as of June 30, 1993. Dr. Herrmann also entered into an employment agreement with the Company on June 30, 1993. The employment agreements provide for a monthly base salary of approximately DM 11,400 (approximately $6,900). See "Management -- Employment Agreements."

     On January 1, 1992, PAREXEL GmbH entered into a promissory note in favor of Dr. Herrmann in the principal amount of DM 2,000,000 (approximately $1.2 million), representing amounts Dr. Herrmann loaned PAREXEL GmbH during the first six months of fiscal year 1991. Repayment was made in twelve equal monthly installments of DM 166,667, plus accrued interest, beginning September 1, 1992. The note was fully repaid in September 1993.

OTHER TRANSACTIONS

     On June 9, 1989, the Company loaned $33,500 to Josef H. von Rickenbach for the purchase of 8,375 shares of the Company's Series C Convertible Preferred Stock and a warrant for 6,700 shares of the Company's Series D Convertible Preferred Stock. The principal amount of the loan, plus interest accruing at a rate of 9.34% from the date thereof, was paid in full upon the closing of the Company's initial public offering in November 1995. On August 27, 1990, the Company loaned $33,500 to Mr. von Rickenbach for the purchase of 6,700 shares of the Company's Series D Convertible Preferred Stock. The principal amount of the loan, plus interest accruing at a rate of 8.66% from the date thereof, was paid in full upon the closing of the Company's initial public offering in November 1995. On April 8, 1992, the Company loaned Mr. von Rickenbach an additional $30,000 to purchase 2,000 shares of the Company's Series I Convertible Preferred Stock. The principal amount of the loan, plus interest accruing at a rate of 6.69% from the date thereof, was paid in full upon the closing of the Company's initial public offering in November 1995. On September 1, 1993, the Company loaned $33,500 to Mr. von Rickenbach for the purchase of 6,700 shares of the Company's Series D Convertible Preferred Stock. The principal amount of the loan, plus interest accruing at a rate of 5.32% from the date thereof, was paid in full upon the closing of the Company's initial public offering in November 1995.

     The Company has adopted a policy whereby all future transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Company's Board of Directors.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of August 20, 1996 (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) by each director and each executive officer or former executive officer of the Company named in the Summary Compensation Table and (iii) by all directors and executive officers of the Company as a group.
Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.



                                                                                   SHARES
                                                                                BENEFICIALLY
                                                                               OWNED PRIOR TO
                                                                              THIS OFFERING(1)
                                                                              -----------------
DIRECTORS, EXECUTIVE OFFICERS AND 5% STOCKHOLDERS                             NUMBER    PERCENT
- -------------------------------------------------                             -------   -------
Josef H. von Rickenbach(2)..................................................  432,390      5.5

A. Dana Callow(3)...........................................................   83,348      1.1
c/o Boston Capital Ventures Limited Partnership
  45 School Street
  Boston, MA 02108

Patrick J. Fortune..........................................................        0       *

Werner M. Herrmann..........................................................   88,493      1.1

Peter Barton Hutt(4)........................................................   39,500       *

James A. Saalfield(5).......................................................   18,666       *

Veronica G.H. Jordan(6).....................................................   63,250       *

John G. Lee(7)..............................................................   53,250       *

Barry R. Philpott(8)........................................................    7,000       *

Steven D. Reich(9)..........................................................   27,850       *

All executive officers and directors as a group (13 persons)(10)............  850,497     10.5


- ---------------

  *  Less than 1% of the outstanding Common Stock.


 (1) The number of shares of Common Stock deemed outstanding includes: (i) 7,849,237 shares of Common Stock outstanding as of August 20, 1996; and
     (ii) shares issuable pursuant to options held by the respective person or group which may be exercised within 60 days after August 20, 1996 ("presently exercisable" stock options), as set forth below.


 (2) Includes 321,183 shares of Common Stock owned by The Josef H. von Rickenbach GRAT dated November 17, 1995. Includes 30,000 shares of Common Stock issuable pursuant to presently exercisable stock options.

 (3) Includes 44,166 shares of Common Stock issuable pursuant to presently exercisable stock options.

 (4) Includes 39,500 shares of Common Stock issuable pursuant to presently exercisable stock options.

 (5) Includes 16,666 shares of Common Stock issuable pursuant to presently exercisable stock options.

 (6) Includes 10,000 shares of Common Stock issuable pursuant to presently exercisable stock options.

 (7) Includes 50,000 shares of Common Stock issuable pursuant to presently exercisable stock options.

 (8) Includes 6,000 shares of Common Stock issuable pursuant to presently exercisable stock options.

 (9) In a letter dated September 27, 1995, Dr. Reich resigned as an employee of the Company effective December 1, 1995.

(10) Includes 257,132 shares of Common Stock issuable pursuant to presently exercisable stock options.


                              SELLING STOCKHOLDERS

                                                           SHARES OWNED PRIOR
                                                            TO THIS OFFERING         SHARES TO BE
                                                           ------------------      OFFERED PURSUANT
                  SELLING STOCKHOLDERS                     NUMBER     PERCENT     TO THIS PROSPECTUS
- ---------------------------------------------------------  ------     -------     -------------------
Raymond A. Konisky.......................................  28,409         *              28,409
  3 Rosemarie Lane
  Georgetown, MA 01833
Karen A. Konisky.........................................  28,409         *              28,409
  3 Rosemarie Lane
  Georgetown, MA 01833

- ---------------

* Less than 1% of the outstanding Common Stock.

     Raymond A. Konisky and Karen A. Konisky acquired their shares in connection with the sale of all the outstanding stock of Sitebase Clinical Systems, Inc. ("Sitebase") to the Company pursuant to a Stock Purchase Agreement (the "Purchase Agreement") dated May 24, 1996. Approximately 5,682 of the shares of Common Stock issued pursuant to the Purchase Agreement have been placed in escrow until the earlier of (i) September 30, 1996 or (ii) the issuance of the audit report relating to the Company's financial statements for the fiscal year ended June 30, 1996. The shares that have been placed in escrow will be used to satisfy any indemnification claims brought by PAREXEL based on a breach of any of the representations or warranties of Sitebase or the Selling Stockholders set forth in the Purchase Agreement. Mr. Konisky and Ms. Konisky were each officers and directors of Sitebase until they resigned such positions on the closing of the acquisition. Mr. Konisky is currently an employee of the Company. In the Purchase Agreement, the Company agreed to bear all expenses in connection with the registration and sale of the Mr. Konisky's and Ms. Konisky's shares (other than underwriting discounts and selling commissions). See "Plan of Distribution."

     Each of Mr. Konisky and Ms. Konisky represented in the Purchase Agreement, and Registration Rights Agreement referenced therein, that he or she was purchasing the shares from the Company without any present intention of effecting a distribution of those shares. The acquisition is to be accounted for as a pooling of interests. Mr. and Ms. Konisky each agreed not to sell or otherwise transfer such shares until the expiration of the pooling lockup period, which is currently expected to expire in August 1996. In recognition of the fact, however, that investors may want to be able to sell their shares when they consider appropriate, the Company has filed with the Commission a registration statement on Form S-1 (of which this Prospectus is a part) with respect to the resale of the shares by the Selling Stockholders from time to time on the Nasdaq National Market. The Company will prepare and file such amendments and supplements to the registration statement as may be necessary to keep it effective until the earlier of the sale of all shares pursuant to the registration statement or 90 days after the registration statement is declared effective (the "Distribution Period"). The Distribution Period will be extended, in accordance with the terms of the Registration Rights Agreement, by one day for each day during which resales under the registration statement are suspended by the Company pursuant to the Company's suspension rights as set forth in the Registration Rights Agreement.

     The Registration Rights Agreement entered into by the Company and the Selling Stockholders provides that the Company will indemnify the Selling Stockholders for any losses incurred by them in connection with actions arising from any untrue statement of a material fact in the Registration Statement or any omission of a material fact required to be stated therein, unless such statement or omission was made in reliance upon written information furnished to the Company by the Selling Stockholders. Similarly, the Registration Rights Agreement provides that each Selling Stockholder will indemnify the Company and its officers and directors for any losses incurred by them in connection with any action arising from any untrue statement of material fact in the Registration Statement or any omission of a material fact required to be stated therein, if such statement or omission was made in reliance on written information furnished to the Company by such Selling Stockholders.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company is 25,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK


     As of August 20, 1996, there were 7,849,237 shares of Common Stock outstanding and held of record by 75 stockholders.


     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Holders of Common Stock do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. There are no shares of Preferred Stock outstanding.

PREFERRED STOCK

     The Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

MASSACHUSETTS LAW AND CERTAIN PROVISIONS OF THE COMPANY'S RESTATED ARTICLES OF ORGANIZATION AND BY-LAWS

     The Company believes that it has more than 200 stockholders, thus making it subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly held Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the board of directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder, or (iii) the business combination is approved by both the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with its affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, a stock or asset sale, and certain other transactions resulting in a financial benefit to the interested stockholder. The Company may at any time elect not to be governed by Chapter 110F by vote of a majority of its stockholders, but such an amendment would not be effective for twelve months and would not apply to a business combination with any person who became an interested stockholder prior to the adoption of the amendment.

     The Massachusetts Business Corporation Law generally requires that publicly-held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible, unless those corporations elect to opt out of the statute's coverage. By vote of the Board of Directors, the Company has elected to opt out of the classified board provisions of this statute and has adopted separate classified Board provisions in its Restated Articles of Organization. See "Management -- Executive Officers and Directors."

     The Company's By-Laws include a provision that excludes the Company from the applicability of Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions." In general, this statute provides that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the stockholders of the corporation so authorize. The Board of Directors may amend the Company's By-Laws at any time to subject the Company to this statute prospectively.

     The Company's By-Laws require that nominations for the Board of Directors made by a stockholder comply with certain notice procedures. A notice by a stockholder of a planned nomination must be given not less than 60 and not more than 90 days prior to a scheduled meeting, provided that if less than 70 days' notice is given of the date of the meeting, a stockholder will have ten days within which to give such notice. The stockholder's notice of nomination must include particular information about the stockholder, the nominee and any beneficial owner on whose behalf the nomination is made. The Company may require any proposed nominee to provide such additional information as is reasonably required to determine the eligibility of the proposed nominee.

     The By-Laws also require that a stockholder seeking to have any business conducted at a meeting of stockholders give notice to the Company not less than 60 and not more than 90 days prior to the scheduled meeting, provided that if less than 70 days' notice is given of the date of the meeting, a stockholder will have ten days within which to give such notice. The notice from the stockholder must describe the proposed business to be brought before the meeting and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made, and any other stockholder known to be supporting the proposal. The By-Laws require the Company to call a special stockholders' meeting at the request of stockholders holding at least
33 1/3% of the voting power of the Company.

     The Company's Restated Articles of Organization include provisions eliminating the personal liability of the Company's directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Massachusetts Business Corporation Law. Additionally, the Company's Restated Articles of Organization provide that the Company shall indemnify each person who is or was a director or officer of the Company, and each person who is or was serving or has agreed to serve at the request of the Company as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of the Company, against all liabilities, costs and expenses reasonably incurred by any such persons in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding in which they may be involved by reason of being or having been such a director or officer, or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which such person shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Company or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

     The Restated Articles of Organization provide that certain transactions, such as the sale, lease or exchange of all or substantially all of the Company's property and assets and the merger or consolidation of the Company into or with any other corporation, may be authorized by the approval of the holders of a majority of the shares of each class of stock entitled to vote thereon, rather than by two-thirds as otherwise provided by statute, provided that the transactions have been authorized by a majority of the members of the Board of Directors and the requirements of any other applicable provisions of the Restated Articles of Organization have been met.

     Certain of the provisions of the Restated Articles of Organization and By-Laws discussed above would discourage or make more difficult a proxy contest or the assumption of control by a holder of a substantial block of the Company's stock. Such provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In addition, since the Restated Articles of Organization and By-Laws are designed to discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have stock repurchased by the Company at a premium, such provisions could tend to reduce the temporary fluctuations in the market price of the Company's stock which are caused by such accumulations. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Boston EquiServe
LP.

                              PLAN OF DISTRIBUTION

     The shares offered hereby may be resold from time to time by the Selling Stockholders for their own accounts. The Company will receive none of the proceeds from this offering. The Selling Stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the resale of the shares.

     Resales of the shares by the Selling Stockholders is not subject to any underwriting agreement. The shares covered by this Prospectus may be resold by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. The shares offered by each Selling Stockholder may be resold from time to time at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In addition, the Selling Stockholders may resell their shares covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers, or through broker-dealers acting as principals, who may then resell the shares, or at private sales or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the Selling Stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers that participate with the Selling Stockholders in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of the shares positioned by them might be deemed to be underwriting discounts and commissions, within the meaning of the Securities Act, in connection with such sales.

     The Company will inform the Selling Stockholders that the antimanipulation rules under the Securities Exchange Act of 1934 (Rule 10b-5 and 10b-6) may apply to sales in the market and will furnish the Selling Stockholders upon request with a copy of these Rules. The Company will also inform the Selling Stockholders of the need for delivery of copies of this Prospectus.

     Any shares covered by the Prospectus that qualify for resale pursuant to Rule 144 under the Securities Act may be resold under Rule 144 rather than pursuant to this Prospectus.

     The Common Stock is quoted on the Nasdaq National Market under the symbol "PRXL."

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Selling Stockholders by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements as of June 30, 1994 and 1995 and for each of the three years in the period ended June 30, 1995 included in this Prospectus and the financial statement schedule included in the Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       PAREXEL INTERNATIONAL CORPORATION

                    INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Accountants.....................................................   F-2
Consolidated statement of operations for the three years ended June 30, 1995 and
  unaudited for the nine months ended March 31, 1995 and 1996.........................   F-3
Consolidated balance sheet at June 30, 1994 and 1995 and unaudited at March 31,
  1996................................................................................   F-4
Consolidated statement of stockholders' equity for the three years ended June 30, 1995
  and unaudited for the nine months ended March 31, 1995 and 1996.....................   F-5
Consolidated statement of cash flows for the three years ended June 30, 1995 and
  unaudited for the nine months ended March 31, 1995 and 1996.........................   F-6
Notes to consolidated financial statements............................................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of PAREXEL International Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of PAREXEL International Corporation and its subsidiaries at June 30, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 2 of the consolidated financial statements, the Company changed its method of accounting for income taxes in fiscal 1994.

PRICE WATERHOUSE LLP

Boston, Massachusetts
September 25, 1995

                       PAREXEL INTERNATIONAL CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                     (in thousands, except per share data)

                                                                               NINE MONTHS ENDED
                                         FOR THE YEAR ENDED JUNE 30,               MARCH 31,
                                      ----------------------------------     ---------------------
                                        1993         1994         1995         1995         1996
                                      --------     --------     --------     --------     --------
                                                                                  (UNAUDITED)
Revenue.............................  $ 65,294     $ 69,646     $ 79,928     $ 55,998     $ 84,797
Reimbursed costs....................   (11,294)     (11,644)     (21,355)     (13,717)     (23,701)
                                      --------     --------     --------     --------     --------
Net revenue.........................    54,000       58,002       58,573       42,281       61,096
                                      --------     --------     --------     --------     --------
Costs and expenses:
     Direct costs...................    36,106       38,244       42,140       30,803       42,027
     Selling, general and
       administrative...............    11,831       13,631       13,294        9,762       13,079
     Depreciation and
       amortization.................     2,511        2,435        2,251        1,809        1,649
     Restructuring charge...........     3,254           --           --           --           --
     Impairment of long-lived
       assets.......................        --           --       11,253       11,253           --
                                      --------     --------     --------     --------     --------
                                        53,702       54,310       68,938       53,627       56,755
                                      --------     --------     --------     --------     --------
Income (loss) from operations.......       298        3,692      (10,365)     (11,346)       4,341
Interest income (expense)...........      (181)         (71)        (172)         (16)         623
Other income (expense), net.........      (339)        (125)         227           16           19
                                      --------     --------     --------     --------     --------
Income (loss) before provision
  (benefit) for income taxes and
  cumulative effect of accounting
  change............................      (222)       3,496      (10,310)     (11,346)       4,983
Provision (benefit) for income
  taxes.............................     1,935        1,573          320          (33)       1,988
                                      --------     --------     --------     --------     --------
Net income (loss) before cumulative
  effect of accounting change.......    (2,157)       1,923      (10,630)     (11,313)       2,995
Cumulative effect of change in
  method of accounting for income
  taxes.............................        --          500           --           --           --
                                      --------     --------     --------     --------     --------
Net income (loss)...................  $ (2,157)    $  2,423     $(10,630)    $(11,313)    $  2,995
                                      ========     ========     ========     ========     ========
Net income (loss) per share:
     Before cumulative effect of
       accounting change............  $  (2.97)    $   0.35     $ (12.61)    $ (13.44)    $   0.48
     Cumulative effect of change in
       method of accounting for
       income taxes.................        --         0.09           --           --           --
                                      --------     --------     --------     --------     --------
Net income (loss) per share.........  $  (2.97)    $   0.44     $ (12.61)    $ (13.44)    $   0.48
                                      ========     ========     ========     ========     ========
Weighted average common shares
  outstanding.......................       727        5,747          843          842        6,272
                                      ========     ========     ========     ========     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       PAREXEL INTERNATIONAL CORPORATION

                           CONSOLIDATED BALANCE SHEET
                       (in thousands, except share data)

                                                                   JUNE 30
                                                             -------------------       MARCH 31,
                                                              1994        1995           1996
                                                             -------     -------     -----------
                                                                                      (UNAUDITED)
                            ASSETS
Current assets:
  Cash and cash equivalents:
     Unrestricted..........................................  $ 2,366     $ 5,315        $ 2,666
     Restricted............................................      431       1,360            902
  Short-term investments...................................      700       1,500         44,581
  Accounts receivable, net.................................   23,322      24,675         35,201
  Other current assets.....................................    2,576       4,003          6,237
                                                             -------     -------        -------
          Total current assets.............................   29,395      36,853         89,587

Property and equipment, net................................    4,902       4,671          5,958
Intangible assets, net.....................................   10,559         605            439
Other assets...............................................    1,080       1,121            991
                                                             -------     -------        -------
                                                             $45,936     $43,250        $96,975
                                                             =======     =======        =======
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt.....................  $   364     $   692        $   665
  Accounts payable.........................................    2,020       2,466          3,333
  Advance billings.........................................    9,440      14,032         23,175
  Other current liabilities................................    6,686       8,089          8,900
                                                             -------     -------        -------
          Total current liabilities........................   18,510      25,279         36,073

Long-term debt.............................................      391         633            682
Other liabilities..........................................    1,799       1,814          1,745
                                                             -------     -------        -------
          Total liabilities................................   20,700      27,726         38,500
                                                             -------     -------        -------
Commitments and contingencies (Note 16)

Stockholders' equity:
  Convertible preferred stock..............................   23,683      23,683             --
  Common stock -- $.01 par value; shares authorized:
     6,684,077 at June 30, 1994 and 1995 and 25,000,000 at
     March 31, 1996; shares issued: 836,378 at June 30,
     1994, 858,364 at June 30, 1995 and 7,656,872 at March
     31, 1996; shares outstanding: 823,045 at June 30,
     1994, 843,658 at June 30, 1995 and 7,642,166 at March
     31, 1996;.............................................        8           9             77
  Additional paid-in capital...............................      358         406         64,961
  Retained earnings (accumulated deficit)..................    1,804      (8,826)        (6,771)
  Stock subscriptions receivable...........................     (163)       (157)            --
  Cumulative translation adjustment........................     (454)        409            208
                                                             -------     -------        -------
          Total stockholders' equity.......................   25,236      15,524         58,475
                                                             -------     -------        -------
                                                             $45,936     $43,250        $96,975
                                                             =======     =======        =======

   The accompanying notes are an integral part of the consolidated financial statements.

                       PAREXEL INTERNATIONAL CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                    (in thousands, except number of shares)

                                        CONVERTIBLE                  COMMON STOCK
                                      PREFERRED STOCK       ------------------------------     RETAINED
                                  -----------------------                       ADDITIONAL     EARNINGS         STOCK
                                    NUMBER      ISSUANCE     NUMBER      PAR     PAID-IN     (ACCUMULATED   SUBSCRIPTIONS
                                  OF SHARES    PRICE, NET   OF SHARES   VALUE    CAPITAL       DEFICIT)      RECEIVABLE
                                  ----------   ----------   ---------   -----   ----------   ------------   -------------
BALANCE AT JUNE 30, 1992.........  1,946,195   $   19,950     723,878    $ 7     $    314      $  1,538         $(148)
Issuance of common stock upon
  exercise of stock options......                              10,500                  23
Issuance of Series B convertible
  preferred stock upon exercise
  of warrants....................      3,333          100
Issuance of Series J convertible
  preferred stock upon exercise
  of warrants....................    151,516        2,500
Forfeiture and repurchase of
  restricted shares..............                             (13,333)               (134)
Foreign currency translation.....
Net loss.........................                                                                (2,157)
                                  ----------   ----------   ---------    ---     --------      ---------        -----
BALANCE AT JUNE 30, 1993.........  2,101,044       22,550     721,045      7          203          (619)         (148)
Issuance of Series D convertible
  preferred stock upon exercise
  of warrants....................    226,700        1,133                                                         (33)
Issuance of common stock upon
  exercise of stock options......                             102,000      1           75
Income tax benefit from exercise
  of stock options...............                                                      80
Proceeds from stock subscriptions
  receivable.....................                                                                                  18
Foreign currency translation.....
Net income.......................                                                                 2,423
                                  ----------   ----------   ---------    ---     --------     ---------         -----
BALANCE AT JUNE 30, 1994.........  2,327,744       23,683     823,045      8          358         1,804          (163)
Issuance of common stock upon
  exercise of stock options......                              21,986      1           65
Repurchase of common shares......                              (1,373)                (17)
Proceeds from stock subscriptions
  receivable.....................                                                                                   6
Foreign currency translation.....
Net loss.........................                                                               (10,630)
                                  ----------   ----------   ---------    ---     --------     ---------         -----
BALANCE AT JUNE 30, 1995.........  2,327,744       23,683     843,658      9          406        (8,826)         (157)
Issuance of Series F and G
  preferred stock upon exercise
  of warrants (unaudited)........    176,887        1,769
Proceeds from stock subscriptions
  receivable (unaudited).........                                                                                 157
Conversion of preferred stock
  into common upon initial
  public offering (unaudited).... (2,504,631)     (25,452)  4,478,008     45       25,408
Payment of accrued preferred
  stock dividends (unaudited)....                                                                  (940)
Net proceeds from initial public
  offering of common stock
  (unaudited)....................                           1,600,000     16       21,204
Net proceeds from follow-on
  public offering (unaudited)....                             500,000      5       15,645
Issuance of common stock upon
  exercise of stock options
  (unaudited)....................                             220,500      2          306
Income tax benefit from exercise
  of stock options (unaudited)...                                                   1,992
Foreign currency translation
  (unaudited)....................
Net income (unaudited)...........                                                                 2,995
                                   ---------    ---------   ---------    ---     --------    ----------         -----
BALANCE AT MARCH 31, 1996
  (UNAUDITED)....................         --           --   7,642,166    $77     $ 64,961     $  (6,771)        $  --
                                   =========    =========   =========    ===     ========     ==========        =====


                                                  CUMULATIVE       TOTAL
                                     DEFERRED     TRANSLATION   STOCKHOLDERS'
                                   COMPENSATION   ADJUSTMENT       EQUITY
                                   ------------   -----------   ------------
BALANCE AT JUNE 30, 1992.........     $ (128)        $ 274        $ 21,807
Issuance of common stock upon
  exercise of stock options......                                       23
Issuance of Series B convertible
  preferred stock upon exercise
  of warrants....................                                      100
Issuance of Series J convertible
  preferred stock upon exercise
  of warrants....................                                    2,500
Forfeiture and repurchase of
  restricted shares..............        128                            (6)
Foreign currency translation.....                     (420)           (420)
Net loss.........................                                   (2,157)
                                      ------          ----   ------------
BALANCE AT JUNE 30, 1993.........         --          (146)         21,847
Issuance of Series D convertible
  preferred stock upon exercise
  of warrants....................                                    1,100
Issuance of common stock upon
  exercise of stock options......                                       76
Income tax benefit from exercise
  of stock options...............                                       80
Proceeds from stock subscriptions
  receivable.....................                                       18
Foreign currency translation.....                     (308)           (308)
Net income.......................                                    2,423
                                      ------         -----         -------
BALANCE AT JUNE 30, 1994.........         --          (454)         25,236
Issuance of common stock upon
  exercise of stock options......                                       66
Repurchase of common shares......                                      (17)
Proceeds from stock subscriptions
  receivable.....................                                        6
Foreign currency translation.....                      863             863
Net loss.........................                                  (10,630)
                                      ------          ----        --------
BALANCE AT JUNE 30, 1995.........         --           409          15,524
Issuance of Series F and G
  preferred stock upon exercise
  of warrants (unaudited)........                                    1,769
Proceeds from stock subscriptions
  receivable (unaudited).........                                      157
Conversion of preferred stock
  into common upon initial
  public offering (unaudited)....                                       --
Payment of accrued preferred
  stock dividends (unaudited)....                                     (940)
Net proceeds from initial public
  offering of common stock
  (unaudited)....................                                   21,220
Net proceeds from follow-on
  public offering (unaudited)....                                   15,650
Issuance of common stock upon
  exercise of stock options
  (unaudited)....................                                      309
Income tax benefit from exercise
  of stock options (unaudited)...                                    1,992
Foreign currency translation
  (unaudited)....................                     (201)           (201)
Net income (unaudited)...........                                    2,995
                                      ------         -----        --------
BALANCE AT MARCH 31, 1996
  (UNAUDITED)....................     $   --         $ 208        $ 58,475
                                      ======         =====        ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       PAREXEL INTERNATIONAL CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)
                Increase (Decrease) in Cash and Cash Equivalents

                                                                                            NINE MONTHS
                                                                                               ENDED
                                                       FOR THE YEAR ENDED JUNE 30,           MARCH 31,
                                                      ------------------------------    --------------------
                                                       1993       1994        1995        1995        1996
                                                      -------    -------    --------    --------    --------
                                                                                            (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).................................  $(2,157)   $ 2,423    $(10,630)   $(11,313)   $  2,995
  Adjustments to reconcile net income (loss) to net
    cash provided (used) by operating activities:
    Depreciation and amortization...................    2,511      2,435       2,251       1,809       1,649
    Restructuring transactions......................    3,273     (1,959)       (683)       (527)       (110)
    Impairment of long-lived assets.................       --         --      11,253      11,253          --
    Change in assets and liabilities:
      Restricted cash...............................      429       (282)       (929)       (787)        458
      Accounts receivable, net......................   (4,436)    (6,309)       (281)     (2,246)    (11,052)
      Other current assets..........................     (624)      (366)     (1,395)         11      (2,319)
      Other assets..................................      299       (531)        (79)        (70)        254
      Accounts payable..............................      479     (1,573)        256         227         928
      Advance billings..............................       18        350       3,953       7,730       9,465
      Other current liabilities.....................     (886)     1,867       1,932         148       2,857
      Other liabilities.............................       83       (239)         56          41          36
                                                      -------    -------    --------    --------    --------
Net cash provided (used) by operating activities....   (1,011)    (4,184)      5,704       6,276       5,161
                                                      -------    -------    --------    --------    --------
Cash flows from investing activities:
  Purchases of short-term investments...............   (8,015)    (2,787)     (3,510)     (2,500)   (146,600)
  Proceeds from sale of short-term investments......    9,807      4,303       2,710         700     103,519
  Purchase of property and equipment................   (1,699)    (1,979)     (1,460)     (1,106)     (2,161)
  Payments for business acquisition.................     (100)      (100)         --          --          --
                                                      -------    -------    --------    --------    --------
Net cash used by investing activities...............       (7)      (563)     (2,260)     (2,906)    (45,242)
                                                      -------    -------    --------    --------    --------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock.........    2,600      1,100          --          --       1,769
  Proceeds from issuance of common stock............       23         76          66          66      37,179
  Cash received from stock subscriptions............       --         18           6           6         157
  Payments to acquire treasury stock................       --         --         (17)        (17)         --
  Repayments of long-term debt......................   (1,821)      (510)       (684)       (476)       (665)
  Dividends on preferred stock......................       --         --          --          --        (940)
  Repayments under lines of credit, net.............       --         --          --          --          --
                                                      -------    -------    --------    --------    --------
Net cash provided (used) by financing activities....      802        684        (629)       (421)     37,500
                                                      -------    -------    --------    --------    --------
Effect of exchange rate changes on unrestricted cash
  and cash equivalents..............................     (454)       (24)        134         178         (68)
                                                      -------    -------    --------    --------    --------
Net increase (decrease) in unrestricted cash and
  cash equivalents..................................     (670)    (4,087)      2,949       3,127      (2,649)
Unrestricted cash and cash equivalents at beginning
  of period.........................................    7,123      6,453       2,366       2,366       5,315
                                                      -------    -------    --------    --------    --------
Unrestricted cash and cash equivalents at end of
  period............................................  $ 6,453    $ 2,366    $  5,315    $  5,493    $  2,666
                                                      =======    =======    ========    ========    ========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest........................................  $   172    $    83    $    179    $    150    $    105
    Income taxes....................................  $ 2,621    $ 1,237    $    565    $    377    $  1,225
Supplemental disclosure of noncash financing
  activities:
  Property and equipment acquired under capital
    lease obligations...............................  $   166    $   666    $  1,265    $  1,143    $    686

   The accompanying notes are an integral part of the consolidated financial statements.

                       PAREXEL INTERNATIONAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- DESCRIPTION OF THE BUSINESS

     PAREXEL International Corporation (the "Company"), is a leading contract research organization ("CRO"), providing clinical research and development services to the worldwide pharmaceutical and biotechnology industries. The Company designs, initiates and monitors clinical trials, manages and analyzes clinical data, assists with regulatory affairs and offers other related services and products.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of PAREXEL International Corporation and its wholly-owned domestic and foreign subsidiaries. The Company's German and French subsidiaries operate on a fiscal year which ends May 31. All significant intercompany accounts and transactions have been eliminated.

  Revenue

     Fixed price contract revenue is recognized using the percentage of completion method based on the ratio that costs incurred to date bear to estimated total costs at completion. Revenue from other contracts is recognized as services are provided. Revenue related to contract modifications is recognized when realization is assured and the amounts are reasonably determinable. Adjustments to contract cost estimates are made in the periods in which the facts which require the revisions become known. When the revised estimate indicates a loss, such loss is provided for currently in its entirety. "Unbilled accounts receivable" represents revenue recognized in excess of amounts billed. "Advance billings" represents amounts billed in excess of revenue recognized.

  Investigator Fees

     Investigator fees are accrued based on investigator services rendered. Investigator fee payments are made based on predetermined contractual arrangements, which may differ from the accrual of the expense. Payments to investigators in excess of the accrued expense are classified as prepaid expenses and accrued expense in excess of amounts paid is classified as other current liabilities.

  Cash, Cash Equivalents, Short-Term Investments and Financial Instruments

     The Company invests excess cash in overnight repurchase agreements and debt securities of government municipalities. These investments are subject to minimal credit and market risk. For the purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. Short-term investments include securities purchased with original maturities of greater than three months. Restricted cash consists of advances and deposits from customers subject to certain restrictions.

     Effective July 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115") on a prospective basis. Under this standard, the Company is required to classify its marketable securities into one or more of the following categories: held-to-maturity, trading or available-for-sale. At June 30, 1995, all of the Company's short-term investments are classified as available-for-sale. In accordance with FAS 115, securities available-for-sale are recorded at fair market value and any unrealized gains or losses are recorded as part of stockholders' equity. At June 30, 1995 the fair market value of available-for-sale securities approximated cost.

     The debt securities held by the Company had average maturities of 16 years. These securities include seven day put options which allow the Company to sell the underlying securities in seven days at par value. As such, there were no realized gains or losses associated with the disposition of these securities. The Company

                       PAREXEL INTERNATIONAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

uses these derivative financial instruments on a limited basis to shorten contractual maturity dates, thereby managing interest rate risk. Premiums paid for purchased options are amortized to interest income in the consolidated statement of operations. Costs of securities sold is determined on a specific identification method.

  Concentration of Credit Risk

     Financial instruments which potentially expose the Company to concentrations of credit risk include trade accounts receivable. However, this risk is limited due to the large number of clients and the international dispersion of the Company's client base. Collateral is not required on these transactions. In addition, the Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management expectations.

  Property and Equipment

     Property and equipment is stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets ranging from three to five years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the improvements or the remaining lease term. Repair and maintenance costs are charged to expense as incurred.

  Intangible Assets

     Intangible assets comprise principally goodwill, customer lists, covenants not to compete, the value of an assembled workforce, and other intangible assets attributable to businesses acquired. Goodwill represents the excess of the cost of businesses acquired over the fair value of the related net assets at the date of acquisition, and is amortized using the straight-line method over five to twenty-five years. Other intangible assets are amortized using the straight-line method over five to ten years.

  Impairment of Long-Lived Assets

     The Company periodically assesses the recoverability of the carrying amount of long-lived assets, including intangible assets. A loss is recognized when expected future cash flows (undiscounted and without interest) are less than the carrying amount of the asset. The amount of the impairment loss is determined as the difference by which the carrying amount of the asset exceeds the fair value of the asset.

  Income Taxes

     Prior to July 1, 1993, deferred income taxes were recorded by the Company using the liability method as established by Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes" ("FAS 96"). This method gave consideration to future tax consequences associated with differences between financial accounting and tax bases of assets and liabilities subject to significant restrictions on the recognition of deferred tax assets.

     Effective July 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109") prospectively. FAS 109 requires the recognition of deferred tax assets (representing future tax benefits) attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities and to operating loss carryforwards to the extent that realization of these benefits is more likely than not. The cumulative effect of the adoption of FAS 109 increased net income by $500,000 for the year ended June 30, 1994 and primarily related to the future tax benefit of currently not deductible temporary differences within the North American operations.

                       PAREXEL INTERNATIONAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Foreign Currency

     Assets and liabilities of the Company's international operations are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Income and expense items are translated at average exchange rates for the period. Accumulated net translation adjustments are included in stockholders' equity. Realized gains and losses recorded in the statement of operations were not material.

  Net Income (Loss) Per Share

     Net income (loss) per share is determined by dividing net income (loss) applicable to common stock by the weighted average number of common shares and common share equivalents outstanding during the year. Common share equivalents consist of convertible preferred stock (Note 11) and common stock which may be issuable upon exercise of outstanding common stock options and warrants to purchase convertible preferred stock, when dilutive. Net income (loss) applicable to common stock consists of net income (loss) adjusted by a combination of the elimination of interest expense and additional interest income, net of income taxes, assuming the Company used the proceeds from the exercise of common stock options and convertible preferred stock warrants granted more than one year prior to the offering date to (1) repurchase 20% of the outstanding common stock at market value, (2) eliminate all outstanding long-term debt and (3) invest in government securities.

     Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock options granted by the Company during the twelve months preceding the offering date have been included in the calculation of common and common share equivalents outstanding as if they were outstanding for all periods presented using the treasury stock method and an assumed public offering price of $14 per share.

  Interim Financial Data (Unaudited)

     The interim financial data at March 31, 1996 and for the nine months ended March 31, 1995 and 1996 included in the accompanying consolidated financial statements is unaudited; however, in the opinion of the Company, the interim financial data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The interim financial data are not necessarily indicative of the results of operations for a full fiscal year.

NOTE 3 -- IMPAIRMENT OF LONG-LIVED ASSETS

     In fiscal 1991, PAREXEL acquired AFB Arzneimittelforschung GmbH, in Berlin (which was subsequently renamed PAREXEL GmbH), a contract research organization headquartered in Germany in exchange for $3.9 million of cash, Series H Convertible Preferred Stock then valued at $1.3 million and the assumption of $16.1 million of liabilities. Since it was acquired, PAREXEL GmbH's financial performance has fallen below management's expectations and has experienced a continued declining revenue base.

     In response, management implemented a restructuring effort in fiscal 1993 (Note 4) and continued to budget positive operating results that supported the realization of the related net assets. However, in the third quarter of fiscal 1995, PAREXEL GmbH's operations suffered a further decline in net revenue resulting in a net loss for the period. Also during the third quarter, drug development regulations in Germany and Europe were modified, and further changes were being contemplated, all of which were expected to have a detrimental impact on PAREXEL GmbH's operations.

     Considering the cumulative impact of the above-described factors, management updated its assessment of the realizability of the long-lived assets of PAREXEL GmbH as of the third quarter of fiscal 1995.

     In accordance with its accounting policy for impaired long-lived assets, management prepared a forecast of PAREXEL GmbH's expected future cash flows on an undiscounted basis and without interest charges. This forecast was based on assumptions developed by management using PAREXEL GmbH's historical

                       PAREXEL INTERNATIONAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

experience as well as the best estimate of future trends and events. In the short-term, management has forecasted declining revenue in certain of PAREXEL GmbH's operations in recognition of the current business environment within Germany. In the longer-term, management's assumptions reflect a stabilization of the revenue base, followed by a period of moderate revenue and expense growth (approximately 4% annually). The sum of the forecasted cash flows from management's model was less than the carrying amount of PAREXEL's investment in PAREXEL GmbH.

     To assess the fair value of PAREXEL GmbH, the company retained a valuation expert. A discounted cash flow valuation technique was utilized with a discount rate of approximately 19.5% based upon PAREXEL GmbH's calculated cost of capital. The results of this calculation indicated a de minimus valuation and accordingly, in the third quarter of fiscal 1995, the Company recorded an impairment loss on long-lived assets of $11.3 million; comprising $8.7 million in goodwill, $1.4 million in fixed assets and $1.2 million in identifiable intangible assets.

NOTE 4 -- RESTRUCTURING CHARGE

     In fiscal 1993, the Company recorded a charge aggregating $3,254,000 with respect to a plan to restructure its German operations. The plan primarily involved the physical consolidation of several operating groups within two facilities and a reduction in employee headcount. The charge included lease abandonment costs, write-offs of leasehold improvements, severance payments and other expenses directly associated with the restructuring plan.

     The remaining liability associated with this restructuring was $596,000 at June 30, 1994 and primarily related to remaining lease payments on duplicative facilities. Charges against this reserve during fiscal 1995 were $443,000. The remaining liability at June 30, 1995 of $153,000 is expected to be utilized by the end of fiscal 1997. There were no material changes in estimates included in this restructuring liability during fiscal 1995.

NOTE 5 -- ACCOUNTS RECEIVABLE

     Accounts receivable at June 30, 1994 and 1995 consisted of the following
(in thousands):

                                                                         1994      1995
                                                                        -------   -------
     Billed...........................................................  $10,896   $14,081
     Unbilled.........................................................   13,006    11,868
     Allowance for doubtful accounts..................................     (580)   (1,274)
                                                                        -------   -------
                                                                        $23,322   $24,675
                                                                        =======   =======

NOTE 6 -- PROPERTY AND EQUIPMENT

     Property and equipment at June 30, 1994 and 1995 consisted of the following
(in thousands):

                                                                          1994     1995
                                                                         ------   -------
     Computer and office equipment.....................................  $6,065   $ 6,807
     Computer software.................................................   1,030     1,061
     Furniture and fixtures............................................   1,896     2,117
     Motor vehicles....................................................      57        23
     Leasehold improvements............................................     681       371
                                                                         ------   -------
                                                                          9,729    10,379
     Less accumulated depreciation and amortization....................   4,827     5,708
                                                                         ------   -------
                                                                         $4,902   $ 4,671
                                                                         ======   =======

                       PAREXEL INTERNATIONAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Included in the above amounts is property and equipment acquired under capital lease obligations of approximately $1,777,000 and $3,036,000 at June 30, 1994 and 1995, respectively. Accumulated depreciation on property and equipment under capital leases totalled approximately $858,000 and $1,285,000 at June 30, 1994 and 1995, respectively.

     Depreciation and amortization expense relating to property and equipment was approximately $1,398,000, $1,463,000 and $1,689,000 for the years ended June 30, 1993, 1994 and 1995, respectively, of which $247,000, $286,000 and $427,000 related to amortization of property and equipment under capital leases.

NOTE 7 -- INTANGIBLE ASSETS

     Intangible assets at June 30, 1994 and 1995 consisted of the following (in thousands):

                                                                          1994      1995
                                                                         -------   ------
          Goodwill.....................................................  $11,353   $1,588
          Other........................................................    3,020      831
                                                                         -------   ------
                                                                          14,373    2,419
     Less accumulated amortization:
          Goodwill.....................................................    2,186    1,057
          Other........................................................    1,628      757
                                                                         -------   ------
                                                                         $10,559   $  605
                                                                         =======   ======

NOTE 8 -- OTHER CURRENT LIABILITIES

     Other current liabilities at June 30, 1994 and 1995 consisted of the following (in thousands):

                                                                           1994     1995
                                                                          ------   ------
     Accrued compensation and withholdings..............................  $1,999   $2,068
     Accrued investigator fees..........................................     266    1,608
     Estimated contract completion costs in excess of revenue...........     163      210
     Accrued restructuring charges......................................     596      153
     Income taxes payable...............................................     601      720
     Other..............................................................   3,061    3,330
                                                                          ------   ------
                                                                          $6,686   $8,089
                                                                          ======   ======

NOTE 9 -- LINES OF CREDIT

     The Company has domestic and foreign line of credit arrangements with banks totalling approximately $6.4 million. The lines are collateralized by accounts receivable, are payable on demand and bear interest at the local bank base or money market rate, plus 1% to 3% (resulting in interest rates ranging from 9.4% to 10.0% at June 30, 1995). There were no borrowings outstanding under these lines of credit at either June 30, 1994 or June 30, 1995. The lines expire at various dates through November 1996 and are renewable.

     The Company has a $2,350,000 capital lease line of credit with a U.S. bank for the financing of property and equipment. This line is collateralized by property and equipment. Borrowings under this line are payable over a three year term with interest fixed at the five year U.S. Treasury note rate plus 2.5% (for a total interest rate of 8.3% at June 30, 1995) and are included in long-term debt (see Note 10). This line of credit expires on November 30, 1996 and is renewable annually. Approximately $470,000 was available under this line at June 30, 1995.

                       PAREXEL INTERNATIONAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 -- LONG-TERM DEBT

  Long-Term Debt

     Long-term debt at June 30, 1994 and 1995 consisted of the following (in thousands):

                                                                            1994    1995
                                                                            ----   ------
     Obligations under capital leases.....................................  $755   $1,325
     Less current maturities..............................................   364      692
                                                                            ----   ------
                                                                            $391   $  633
                                                                            ====   ======

     The Company leases certain property and equipment under its capital lease line of credit (see Note 9) and other capital lease agreements. Aggregate lease obligations bear a weighted average interest rate of approximately 11% at June 30, 1995.

     Long-term debt matures as follows: $691,892 in fiscal 1996, $536,268 in fiscal 1997 and $97,077 in fiscal 1998.

NOTE 11 -- STOCKHOLDERS' EQUITY

  Public Offerings (Unaudited)

     On November 22, 1995, 1,600,000 shares of the Company's common stock were sold by the Company to the public in the Company's initial public offering at a price of $15 per share. Proceeds to the Company, net of offering expenses, amounted to $21.2 million. Upon closing of the initial public offering, the Company received $157,000 in repayment of stock subscriptions receivable, $1.8 million of proceeds from the exercise of preferred stock warrants and all of the preferred stock automatically converted into a total of 4,478,008 shares of common stock. In addition, the Company paid cumulative dividends to Series A and B preferred stockholders of approximately $940,000.

     On March 1, 1996, an additional 500,000 shares of the Company's common stock were sold to the public at a price per share of $33.75. Proceeds to the Company, net of offering expenses, amounted to approximately $15.7 million.

  Convertible Preferred Stock

     Convertible preferred stock at June 30, 1994 and 1995 consisted of the following (in order of liquidation preference) (dollars in thousands, except par value):

     Series A, $0.01 par value; 40,000 shares authorized, 35,495 shares issued
       and outstanding.........................................................  $   558
     Series B, $0.01 par value, 95,000 shares authorized, 65,000 shares issued
       and outstanding.........................................................    1,904
     Series C, $0.01 par value, 295,874 shares authorized, issued and
       outstanding.............................................................    1,151
     Series D, $0.01 par value, 473,400 shares authorized, issued and
       outstanding.............................................................    2,363
     Series F, $0.01 par value, 819,000 shares authorized, 468,332 shares
       issued and outstanding..................................................    4,635
     Series G, $0.01 par value, 819,000 shares authorized, 141,300 shares
       issued and outstanding..................................................    1,398
     Series I, $0.01 par value, 508,334 shares authorized, issued and
       outstanding.............................................................    7,389
     Series J, $0.01 par value, 151,516 shares authorized, issued and
       outstanding.............................................................    2,500
     Series E, $0.01 par value, 60,000 shares authorized, issued and
       outstanding.............................................................      500
     Series H, $0.01 par value, 145,000 shares authorized, 128,493 shares
       issued and outstanding..................................................    1,285
                                                                                 -------
                                                                                 $23,683
                                                                                 =======

                       PAREXEL INTERNATIONAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     All preferred stock is convertible at any time into shares of common stock at the option of the holder according to specified conversion rates (twenty-for-one for Series A and B, and one-for-one for all other preferred stock). In addition, Series G preferred stock is convertible into Series F preferred stock at any time. Series F preferred stock is also convertible into Series G preferred stock at any time. Each series of preferred stock includes antidilution and conversion price adjustment provisions that may increase the conversion ratio for these shares in the event of a sale by the Company of additional shares of common stock at a price below the conversion price for such series. Automatic conversion all preferred stock occurs upon the closings of an initial public offering provided certain defined minimum proceeds and per share requirements are met. The conversion of preferred stock into a total of 4,301,121 shares of common stock is reflected in the unaudited consolidated balance sheet at December 31, 1995 at the initial public offering price of $15.00 per share.

     All preferred stockholders are entitled to dividend and voting rights afforded common stockholders, except Series G which is non-voting, in proportion to the number of common shares into which their preferred shares are convertible. In addition, the holders of preferred stock have certain antidilutive rights, rights to representation on the Company's Board of Directors and certain required registration privileges. Series A and B preferred stock accrue dividends cumulatively at a rate of $1.35 and $2.40 per share per annum, respectively. Such dividends may only be paid at the discretion of the Board of Directors and are payable upon conversion of the related shares into common stock upon the closing of an initial public offering, out of legally available funds.

  Preferred Stock Warrants

     At June 30, 1995, the Company had outstanding warrants to purchase 92,887 and 90,000 shares of Series F and Series G convertible preferred stock, respectively, at an exercise price of $10.00 per share. These warrants were issued in conjunction with the issuance of the same respective series of convertible preferred stock and expire on December 31, 1996. The warrants are subject to early expiration in the event of an initial public offering where certain defined minimum proceeds and per share requirements are met, and are automatically converted into proportional equivalent common stock warrants upon the redemption, cancellation or conversion of all outstanding shares of the related series of preferred stock.

  Reserved Shares

     At June 30, 1995, the Company had reserved 705,874 shares of common stock for the exercise of common stock options and 4,237,149 and 182,887 shares of common stock for the conversion of outstanding shares of preferred stock and shares of preferred stock issuable upon the exercise of outstanding warrants, respectively. In addition, shares of the various series of preferred stock are reserved for the exercise of preferred stock warrants and preferred stock conversions.

  Treasury Stock

     At June 30, 1994, the Company held 13,333 shares of common stock in treasury, at a cost per share of $0.01. During the year ended June 30, 1995, 1,373 common shares were repurchased at a cost per share of $12.50. There were 14,706 shares of common stock held in treasury at June 30, 1995.

NOTE 12 -- STOCK AND EMPLOYEE BENEFIT PLANS

  Common Stock Options

     The Company's 1986 Incentive Stock Option Plan, 1987 Stock Plan and 1989 Stock Plan (collectively, the "Plans") provide for the granting of incentive and non-qualified stock options for the purchase of shares of common stock, and awards and sales of common stock, to directors, officers, employees and consultants,

                       PAREXEL INTERNATIONAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

depending upon the provisions of the plan. An aggregate of 638,000 shares of common stock was originally reserved for issuance under the Plans.

     In September 1995 the Company adopted the 1995 Stock Plan (the "1995 Plan"). The 1995 Plan provides for the issuance of up to 500,000 stock options to key employees, officers, consultants and advisors of the Company. The Company granted options to purchase 89,500 shares of conversion stock under the 1995 Plan contingent upon the effectiveness of the Company's initial public offering. These options have an exercise price equal to the initial public offering price.

     The Company's Board of Directors determines the type of grant, option exercise price per share, the vesting period (generally four to five years), and the expiration date at the date of grant.

     In September 1995 the Company adopted the 1995 Non-Employee Director Stock Option Plan ("Director Plan"). The Director Plan provides for the grant of options to purchase up to 300,000 shares of common stock of the Company. Options totalling 86,500 will be automatically granted upon the effective date of the initial public offering by the Company at an exercise price equal to the initial public offering price and will become exercisable on the first succeeding June 30th after the effective date. All other options become exercisable in three equal annual installments beginning on the first anniversary of the date of grant, subject to specified meeting attendance requirements. No options have been granted to date under the Director Plan.

     In addition to plan options granted, the Company granted options to purchase an aggregate of 86,300 shares of common stock not pursuant to any plan at various dates prior to 1989, which options remain outstanding at June 30, 1995. These options are exercisable at any time at prices ranging from $0.35 to $0.75 per share. During the year ended June 30, 1994, the Company granted additional options to purchase 40,000 shares of common stock not pursuant to any plan. These options vest over a three year period and have an exercise price of $12.50 per share.

     Aggregate stock option activity during fiscal 1993, 1994 and 1995 was as follows:

                                                                    SHARES    EXERCISE PRICE
                                                                   --------   ---------------

Outstanding at June 30, 1992.....................................   761,206  $ 0.25 -- $10.00
     Granted.....................................................    19,000   10.00 --  12.50
     Canceled....................................................   (28,684)   0.60 --  12.50
     Exercised...................................................   (10,500)   0.60 --   6.00
                                                                   --------

Outstanding at June 30, 1993.....................................   741,022    0.25 --  12.50
     Granted.....................................................    95,300             12.50
     Canceled....................................................   (11,500)   0.60 --  12.50
     Exercised...................................................  (102,000)   0.60 --   0.75
                                                                   --------

Outstanding at June 30, 1994.....................................   722,822    0.25 --  12.50
     Granted.....................................................    12,000             12.50
     Canceled....................................................   (75,383)   3.00 --  12.50
     Exercised...................................................   (21,986)             3.00
                                                                   --------

Outstanding at June 30, 1995.....................................   637,453    0.25 --  12.50
                                                                   ========
Exercisable at June 30, 1995.....................................   556,644    0.25 --  12.50
                                                                   ========
Available for future grant at June 30, 1995......................    68,421
                                                                   ========

     All of the foregoing options were granted with an exercise price equal to fair market value at the time of grant, as determined by the Board of Directors.

                       PAREXEL INTERNATIONAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Employee Stock Purchase Plan

     In September 1995 the Company adopted the 1995 Employee Stock Purchase Plan (the "Purchase Plan"). Under the Purchase Plan, employees may be granted the opportunity to purchase common stock at 85% of the average market value on the first or last day of the plan period (as defined by the Purchase Plan), whichever is lower. An aggregate of 300,000 shares may be issued under the Purchase Plan.

  401(k) Plan

     The Company sponsors an employee savings plan (the "Plan") as defined by
Section 401(k) of the Internal Revenue Code of 1986, as amended. The Plan covers substantially all employees in the U.S. who elect to participate. Participants have the opportunity to invest on a pre-tax basis in a variety of mutual fund options. Effective July 1, 1992, the Company matches 100% of each participants' voluntary contributions up to 3% of gross salary per payroll period. Company contributions vest to the participants in 20% increments for each year of employment and become fully vested after five years of continued employment. Company contributions to the Plan were $376,000 and $327,000 for the years ended June 30, 1994 and 1995, respectively.

NOTE 13 -- INCOME TAXES

     Domestic and foreign income (loss) before income taxes for the years ended
June 30, 1993, 1994 and 1995 are as follows (in thousands):

                                                                 1993      1994      1995
                                                                -------   ------   --------
     Domestic.................................................  $ 3,588   $2,702   $    350
     Foreign..................................................   (3,810)     794    (10,660)
                                                                -------   ------   --------
                                                                $  (222)  $3,496   $(10,310)
                                                                =======   ======   ========

     The following table summarizes the provision for income taxes for the year ended June 30, 1993 under FAS 96 and for the years ended June 30, 1994 and 1995 under FAS 109 (in thousands):

                                                                1993       1994      1995
                                                               ------     ------     -----
     Current:
          Federal............................................  $1,209     $  881     $ 274
          State..............................................     494        421       192
          Foreign............................................      80        361        78
                                                               ------     ------     -----
                                                                1,783      1,663       544
                                                               ------     ------     -----
     Deferred:
          Federal............................................     138        (55)     (164)
          State..............................................      (6)       (18)      (55)
          Foreign............................................      --        (17)       (5)
                                                               ------     ------     -----
                                                                  132        (90)     (224)
                                                               ------     ------     -----
     Benefit of acquired loss carryforwards to reduce
       goodwill..............................................      20         --        --
                                                               ------     ------     -----
                                                               $1,935     $1,573     $ 320
                                                               ======     ======     =====

                       PAREXEL INTERNATIONAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Income taxes are greater than the amount of income tax determined by applying the applicable U.S. federal statutory income tax rate to income before income taxes as a result of the following differences (in thousands):

                                                               1993       1994       1995
                                                              ------     ------     -------
     Income tax expense (benefit) at the 34% federal
       statutory rate.......................................  $  (76)    $1,189     $(3,505)
     State income taxes, net of federal benefit.............     322        282          92
     Foreign rate differential..............................      (3)       105        (108)
     Non-deductible amortization of intangible assets.......     349        305         169
     Non-deductible impairment of assets....................      --         --       3,348
     Foreign operating losses without current benefit.......      23         --         334
     Temporary items without current benefit (reversals)....   1,302       (341)         --
     Other..................................................      18         33         (10)
                                                              ------     ------     -------
                                                              $1,935     $1,573     $   320
                                                              ======     ======     =======

     Temporary items without current benefit relate primarily to book and tax differences between the deductibility of restructuring charges (see Note 4).

     Provision has not been made for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries as those earnings have been permanently reinvested. Such taxes, if any, are not expected to be significant.

     Significant components of the Company's net deferred tax asset as of June
30, 1994 and 1995 are as follows (in thousands):

                                                                         1994      1995
                                                                        -------   -------
     Deferred tax assets:
          Foreign loss carryforwards..................................  $ 6,440   $ 6,891
          Facility and other restructuring costs......................      857       763
          Accrued expenses............................................      364       445
          Property and equipment......................................       --       703
          Allowance for doubtful accounts.............................      162       417
          Other.......................................................       --       118
                                                                        -------   -------
          Gross deferred tax assets...................................    7,823     9,337
          Deferred tax asset valuation allowance......................   (6,071)   (7,491)
                                                                        -------   -------
               Total deferred tax assets..............................    1,752     1,846
                                                                        -------   -------
     Deferred tax liabilities:
          Deferred foreign contract profit............................     (754)     (463)
          Other.......................................................     (148)     (289)
                                                                        -------   -------
               Total deferred tax liabilities.........................     (902)     (752)
                                                                        -------   -------
                                                                        $   850   $ 1,094
                                                                        =======   =======

     The net deferred tax asset includes the tax effect of approximately $13,900,000 of pre-acquisition and post-acquisition foreign tax loss carryforwards available to offset future liabilities for foreign income tax. Substantially all of the foreign tax losses are carried forward indefinitely, subject to certain limitations. A valuation allowance has been established for the future foreign income tax benefits primarily related to income tax loss carryforwards and temporary differences. The ultimate realization of these loss carryforwards is primarily dependent upon the generation of sufficient taxable income in respective foreign jurisdictions, primarily Germany.

                       PAREXEL INTERNATIONAL CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The sources of the components comprising the deferred income tax expense
(benefit) are as follows for the year ended June 30, 1993 as recorded under FAS
96 (in thousands):


                                                                              1993
                                                                              ----
          Depreciation......................................................    37
          Accounts receivable...............................................   (16)
          Compensation costs................................................   (44)
          Facility restructuring............................................   156
          Other.............................................................    (1)
                                                                              ----
                                                                              $132
                                                                              ====

NOTE 14 -- OTHER INCOME (EXPENSE), NET

     Other income (expense), net includes interest income of $370,000, $250,000 and $213,000 for the years ended June 30, 1993, 1994, and 1995, respectively. In addition, expenses from postponed initial public offerings of $775,000 and $450,000 are included for the years ended June 30, 1993 and 1994, respectively.

NOTE 15 -- GEOGRAPHIC INFORMATION

     The Company's operations involve a single industry segment providing clinical research and development services. The principal financial information by geographic area is as follows (in thousands):

                                                                 FOR THE YEAR ENDED JUNE 30,
                                                               --------------------------------
                                                                1993        1994         1995
                                                               -------     -------     --------
Net revenue
     North America...........................................  $33,023     $37,111     $ 35,037
     Europe..................................................   20,977      20,891       23,443
     Asia....................................................       --          --           93
                                                               -------     -------     --------
                                                               $54,000     $58,002     $ 58,573
                                                               =======     =======     ========
Income (loss) from operations
     North America...........................................  $ 4,127     $ 3,096     $    376
     Europe..................................................   (3,829)        596      (10,741)
     Asia....................................................       --          --            0
                                                               -------     -------     --------
                                                               $   298     $ 3,692     $(10,365)
                                                               =======     =======     ========
Identifiable assets
     North America...........................................  $20,199     $21,349     $ 25,288
     Europe..................................................   25,258      24,587       17,927
     Asia....................................................       --          --           35
                                                               -------     -------     --------
                                                               $45,457     $45,936     $ 43,250
                                                               =======     =======     ========

  Significant Customers

     For the year ended June 30, 1993, two customers accounted for 12.9% and 11.3% of the Company's consolidated net revenue. No single customer accounted for more than 10% of the Company's consolidated net revenue for the year ended June 30, 1994 or 1995.

                       PAREXEL INTERNATIONAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 -- COMMITMENTS

     The Company leases its facilities under operating leases which include renewal and escalation clauses. Total rent expense was approximately $3,323,000, $3,722,000 and $4,258,000 for years ended June 30, 1993, 1994 and 1995, respectively. Future minimum lease commitments due under non-cancelable operating leases and capital lease obligations at each fiscal year end are as follows (in thousands):

                                                                     CAPITAL       OPERATING
                                                                     LEASES         LEASES
                                                                     -------       ---------
     1996..........................................................   $  774        $ 3,999
     1997..........................................................      567          3,592
     1998..........................................................       99          3,041
     1999..........................................................       --          2,557
     2000..........................................................       --          2,275
     Thereafter....................................................       --          3,551
                                                                      ------        -------
     Total obligations.............................................    1,440        $19,015
                                                                                    =======
     Less amount representing interest.............................      115
                                                                      ------
                                                                      $1,325
                                                                      ======

NOTE 17 -- RELATED PARTY TRANSACTIONS

     Certain of the Company's Directors are affiliated with certain of the Company's customers. Net revenue recognized from these customers was $26,000, $1,029,000 and $937,000 in fiscal 1993, 1994 and 1995, respectively. Amounts included in accounts receivable at June 30, 1994 and 1995 were $464,000 and $161,000, respectively. Related party amounts included in accounts receivable are on standard terms and manner of settlement.

================================================================================

  NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Additional Information................    2
Summary...............................    3
Risk Factors..........................    6
Use of Proceeds.......................   10
Price Range of Common Stock and
  Dividend Policy.....................   10
Capitalization........................   11
Selected Consolidated Financial
  Data................................   12
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   13
Business..............................   21
Management............................   32
Certain Relationships and Related
  Transactions........................   37
Principal Stockholders................   39
Selling Stockholders..................   40
Description of Capital Stock..........   41
Plan of Distribution..................   43
Legal Matters.........................   43
Experts...............................   44
Index to Consolidated Financial
  Statements..........................  F-1

================================================================================


================================================================================



                                56,818 SHARES

                                [PAREXEL LOGO]

                                 COMMON STOCK

                        ------------------------------
                                  PROSPECTUS
                                        , 1996
                        ------------------------------



================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby are as follows:

    Registration fee...........................................................  $   880
    Nasdaq Additional Listing fee..............................................    1,616
    Printing and engraving expenses............................................   15,000
    Legal fees and expenses....................................................   10,000
    Accounting fees and expenses...............................................   10,000
    Blue Sky fees and expenses (including legal fees)..........................    1,500
    Miscellaneous..............................................................   11,004
                                                                                 -------
              Total............................................................  $50,000
                                                                                 =======

     The Company will bear all expenses shown above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 6 of the Company's Restated Articles of Organization provides that the Company shall indemnify each person who is or was a director or officer of the Company, and each person who is or was serving or has agreed to serve at the request of the Company as a director or officer of, or in a similar capacity with, another organization against all liabilities, costs and expenses reasonably incurred by any such persons in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding in which they may be involved by reason of being or having been such a director or officer or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which such person shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Company. Section 67 of Chapter 156B of the Massachusetts Business Corporation Law authorizes a corporation to indemnify its directors, officers, employees and other agents unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation.

     Reference is hereby made to Section 9 of the Registration Rights Agreement among the Company and the Selling Stockholders, filed as Exhibit 10.24 of this Registration Statement, for a description of indemnification arrangements between the Company and the Selling Stockholders, pursuant to which the Selling Stockholders are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act").

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the
Act:

     In August 1993, all Series D Convertible Preferred Stock Warrants were exercised by their respective holders. Upon the closing of the Company's initial public offering in November 1995, 226,700 shares of Common Stock were issued upon the automatic conversion of such shares of Series D Convertible Preferred Stock.


     Since July 1, 1992 and through the date prior to the effective date, the Company has issued options to purchase an aggregate of 582,800 shares of Common Stock exercisable at a weighted average price of $25.80. Since July 1, 1992, options to purchase an aggregate of 379,239 shares of Common Stock have been exercised.

     No underwriter was engaged in connection with the foregoing sales of securities. Sales of Common Stock to directors, officers and employees were made in reliance upon Section 4(2) of the Act as transactions not involving any public offering or in reliance upon Rule 701 under the Act or Regulation S under the Act. Sales of the shares of Convertible Preferred Stock and Warrants were made in reliance upon Section 4(2) of the Act as a transaction not involving any public offering, Rule 506 of Regulation D under the Act, or Regulation S under the Act. The Company has reason to believe that all of the foregoing purchasers were familiar with or had access to information concerning the operations and financial condition of the Company, and all of those individuals acquired the shares for investment and not with a view to the distribution thereof. At the time of issuance, all of the foregoing securities were deemed to be restricted securities for the purposes of the Act and the certificates representing such securities bore legends to that effect.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

     (a) Exhibits.

EXHIBIT NO.                                          DESCRIPTION
- -----------                                          -----------
    3.1*     --   Amended and Restated Articles of Organization of the Company (filed as exhibit
                  3.1 to the Registrant's Registration Statement on Form S-1 (File No. 333-1188)
                  and incorporated herein by this reference).

    3.2*     --   Amended and Restated By-laws of the Company (filed as exhibit 3.2 to the
                  Registrant's Registration Statement on Form S-1 (File No. 333-1188) and
                  incorporated herein by this reference).

    4.1*     --   Specimen certificate representing the Common Stock of the Company (filed as exhibit 4.1 to the Registrant's Registration Statement on Form S-1 (File No.
                  33-97406) and incorporated herein by this reference).

    4.2*     --   Stock Purchase Agreement dated as of May 24, 1996 between the Company, Sitebase
                  Clinical Systems, Inc., Raymond A. Konisky and Karen A. Konisky.

    4.3*     --   Registration Rights Agreement dated as of June 28, 1996 between the Company,
                  Raymond A. Konisky and Karen A. Konisky.

    5.1*     --   Opinion of Testa, Hurwitz & Thibeault, LLP.

   10.1*     --   Stock Restriction and Registration Rights Agreement dated as of June 15, 1990 among the Company and Samuel T. Barnett and Frederic Harwood (filed as exhibit
                  10.1 to the Registrant's Registration Statement on Form S-1 (File No. 33-97406)
                  and incorporated herein by this reference).

   10.2*     --   Stock Purchase, Restriction and Registration Rights Agreement dated as of March
                  11, 1991 between the Company and Prof. Dr. Werner M. Herrmann (filed as exhibit
                  10.2 to the Registrant's Registration Statement on Form S-1 (File No. 33-97406)
                  and incorporated herein by this reference).

   10.3*     --   Investment Agreement dated as of December 26, 1990 among the Company and the stockholders named therein (filed as exhibit 10.3 to the Registrant's
                  Registration Statement on Form S-1 (File No. 33-97406) and incorporated herein by this reference).

   10.4*     --   Investment Agreement dated as of March 31, 1992 among the Company and the stockholders named therein (filed as exhibit 10.4 to the Registrant's
                  Registration Statement on Form S-1 (File No. 33-97406) and incorporated herein by this reference).

   10.5*     --   Sales Contract dated March 11, 1991 among Prof. Dr. Werner M. Herrmann, Josef H.
                  von Rickenbach and William T. Sobo with respect to the sale by Prof. Dr. Herrmann of a majority interest in AFB Arzneimittelforschung GmbH (filed as exhibit 10.5 to the Registrant's Registration Statement on Form S-1 (File No. 33-97406) and
                  incorporated herein by this reference).

EXHIBIT NO.                                         DESCRIPTION
- -----------                                         -----------
   10.6*     --  Employment Agreement dated June 30, 1993 between AFB-PAREXEL GmbH Independent
                 Pharmaceutical Research Organization and Prof. Dr. med. Werner M. Herrmann (filed as exhibit 10.6 to the Registrant's Registration Statement on Form S-1 (File No.
                 33-97406) and incorporated herein by this reference).

   10.7*     --  Letter Agreement dated June 30, 1993 between the Company and Prof. Dr. Werner M.
                 Herrmann (filed as exhibit 10.7 to the Registrant's Registration Statement on
                 Form S-1 (File No. 33-97406) and incorporated herein by this reference).

   10.8*     --  Employment Agreement dated July 2, 1987 between Dr. Veronica G.H. Jordan and the
                 Company (filed as exhibit 10.8 to the Registrant's Registration Statement on Form
                 S-1 (File No. 33-97406) and incorporated herein by this reference).

   10.9*     --  Form of Stock Option Agreement of the Company (filed as exhibit 10.9 to the
                 Registrant's Registration Statement on Form S-1 (File No. 333-1188) and
                 incorporated herein by this reference).

   10.10*    --  1986 Incentive Stock Option Plan of the Company (filed as exhibit 10.10 to the
                 Registrant's Registration Statement on Form S-1 (File No. 33-97406) and
                 incorporated herein by this reference).

   10.11*    --  1987 Stock Plan of the Company (filed as exhibit 10.11 to the Registrant's
                 Registration Statement on Form S-1 (File No. 33-97406) and incorporated herein by this reference).

   10.12*    --  1989 Stock Plan of the Company (filed as exhibit 10.12 to the Registrant's
                 Registration Statement on Form S-1 (File No. 33-97406) and incorporated herein by this reference).

   10.13*    --  1995 Stock Plan of the Company (filed as exhibit 10.13 to the Registrant's
                 Registration Statement on Form S-1 (File No. 33-97406) and incorporated herein by this reference).

   10.14*    --  1995 Non-Employee Director Stock Option Plan of the Company (filed as exhibit
                 10.14 to the Registrant's Registration Statement on Form S-1 (File No. 33-97406)
                 and incorporated herein by this reference).

   10.15*    --  1995 Employee Stock Purchase Plan of the Company (filed as exhibit 10.15 to the
                 Registrant's Registration Statement on Form S-1 (File No. 33-97406) and
                 incorporated herein by this reference).

   10.16*    --  Corporate Plan for Retirement of the Company (filed as exhibit 10.16 to the
                 Registrant's Registration Statement on Form S-1 (File No. 33-97406) and
                 incorporated herein by this reference).

   10.17*    --  Loan and Security Agreement dated as of July 31, 1992 between the Company,
                 Barnett International Corporation and The First National Bank of Boston, as
                 amended.

   10.18*    --  Line of Credit Agreement between PAREXEL GmbH and Deutsche Bank Berlin, dated
                 January 23, 1995 (filed as exhibit 10.24 to the Registrant's Registration
                 Statement on Form S-1 (File No. 33-97406) and incorporated herein by this reference).

   10.19*    --  First Amendment dated as of January 3, 1992 to the Lease dated June 14, 1991 between 200 West Street Limited Partnership and the Company (filed as exhibit
                 10.25 to the Registrant's Registration Statement on Form S-1 (File No. 33-97406)
                 and incorporated herein by this reference).

   10.20*    --  Second Amendment dated as of June 28, 1993 to the lease dated June 14, 1991 between 200 West Street Limited Partnership and the Company (filed as exhibit
                 10.28 to the Registrant's Registration Statement on Form S-1 (File No. 33-97406)
                 and incorporated herein by this reference).

   10.21*    --  Letter of employment dated July 6, 1993 between Barry R. Philpott and the Company
                 (filed as exhibit 10.29 to the Registrant's Registration Statement on Form S-1
                 (File No. 33-97406) and incorporated herein by this reference).

EXHIBIT NO.                                          DESCRIPTION
- -----------                                          -----------
   10.22*    --   Credit Agreement dated December 30, 1994 between PAREXEL GmbH and The First
                  National Bank of Boston (filed as exhibit 10.30 to the Registrant's Registration
                  Statement on Form S-1 (File No. 33-97406) and incorporated herein by this reference).

   10.23*    --   Collateral Agreement dated December 30, 1994 between PAREXEL GmbH and The First
                  National Bank of Boston (filed as exhibit 10.31 to the Registrant's Registration
                  Statement on Form S-1 (File No. 33-97406) and incorporated herein by this reference).

   11.1*     --   Statement re computation of per share earnings.

   21.1*     --   List of subsidiaries of the Company.

   23.1+     --   Consent of Price Waterhouse LLP.

   23.2      --   Consent of Testa, Hurwitz & Thibeault, LLP (contained in Exhibit 5.1).

   24.1      --   Powers of Attorney (see page II-7).

- ---------------

* previously filed.
+ filed herewith.

     (b) Financial Statement Schedule for the three years ended June 30, 1995:

                                                                                    PAGE
                                                                                   NUMBER
                                                                                   ------
Schedule II  --   Valuation and Qualifying Accounts and Reserves.................    S-1

     All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or the notes thereto.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement or to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and (4) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Massachusetts, on the 20th day of August, 1996.


                                          PAREXEL INTERNATIONAL CORPORATION

                                              By: /s/ WILLIAM T. SOBO, JR.
                                                  ------------------------------
                                                      William T. Sobo, Jr.
                                                   Senior Vice President and
                                                           Treasurer

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURES                              TITLE(S)                   DATE
                ----------                              --------                   ----
                   *                        President, Chief Executive        August 20, 1996
- ------------------------------------------  Officer and Chairman (principal
         Josef H. von Rickenbach            executive officer)

         /S/ WILLIAM T. SOBO, JR.           Senior Vice President and         August 20, 1996
- ------------------------------------------  Treasurer (principal financial
           William T. Sobo, Jr.             and accounting officer)

                   *                        Director                          August 20, 1996
- ------------------------------------------
              A. Dana Callow

                   *                        Director                          August 20, 1996
- ------------------------------------------
            Patrick J. Fortune

                   *                        Director                          August 20, 1996
- ------------------------------------------
            Werner M. Herrmann

                   *                        Director                          August 20, 1996
- ------------------------------------------
            Peter Barton Hutt

                   *                        Director                          August 20, 1996
- ------------------------------------------
            James A. Saalfield

*By:      /s/ WILLIAM T. SOBO, JR.
- ------------------------------------------
           William T. Sobo, Jr.
             Attorney-in-fact

                                                                     SCHEDULE II

                       PAREXEL INTERNATIONAL CORPORATION

                                  VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                  BALANCE AT     CHARGED TO    CHARGED TO      DEDUCTIONS    BALANCE AT
                                 BEGINNING OF    COSTS AND       OTHER            AND          END OF
          DESCRIPTION               PERIOD        EXPENSES      ACCOUNTS       WRITE-OFFS      PERIOD
          -----------            ------------    ----------    ----------      ----------    ----------
Allowance for doubtful accounts
  Year ended June 30, 1993.....   $  321,000     $  143,000            --      $(222,000)    $  242,000
  Year ended June 30, 1994.....      242,000        349,000            --        (11,000)       580,000
  Year ended June 30, 1995.....      580,000      1,021,000            --       (327,000)     1,274,000
Deferred tax asset valuation
  allowance
  Year ended June 30, 1994.....           --             --    $6,659,000(1)    (588,000)     6,071,000
  Year ended June 30, 1995.....    6,071,000             --     1,620,000       (200,000)     7,491,000

- ---------------

(1) Recorded in connection with the adoption of Statement of Financial Accounting Standards No. 109 on July 1, 1993.

                                       S-1